                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )
                                                       -----


Filed by registrant                           [X]

Filed by a party other than the registrant    [ ]

Check the appropriate box:

 [ ]    Preliminary proxy statement           [ ]  Confidential for use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2)).

 [X]    Definitive proxy statement

 [ ]    Definitive additional materials

 [ ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                Merchants and Manufacturers Bancorporation, Inc.
--------------------------------------------------------------------------------
                 (Name of Registrant as Specific in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

 [X]    No fee required.

 [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                           14100 WEST NATIONAL AVENUE
                           NEW BERLIN, WISCONSIN 53151

                                 PROXY STATEMENT
                          ANNUAL MEETING - MAY 22, 2001

                       VOTING OF PROXIES AND REVOCABILITY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Merchants & Manufacturers Bancorporation, Inc., hereinafter called "Merchants," to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 22, 2000, at 4:00 P.M., at Best Western Midway Hotel, 1005 S Moorland Road, Brookfield, Wisconsin, 53005, and at any adjournment(s) thereof (the "Annual Meeting").

The expense of printing and mailing proxy material, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by Merchants. No solicitation of proxies other than by mail is contemplated, except that officers or employees of Merchants or its subsidiaries may solicit the return of proxies from certain shareholders by telephone. The Proxy Statement and the accompanying Proxy are being sent to Merchants' shareholders commencing on or about May 1, 2001.

Shares owned through participation in Merchants' Dividend Reinvestment Plan will be included on the Proxy you receive and will be voted in accordance with your instructions in the same manner as shares registered in your own name. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy material to their principals.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding on the record date is required for a quorum, with respect to the matters on which action is to be taken at the Annual Meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

Shares as to which proxies have been executed will be voted as specified in the proxies. If no specification is made, the shares will be voted "FOR" the election of management's nominees as directors. If additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment in such matters.

Proxies may be revoked at any time prior to the exercise thereof by filing with the Secretary of Merchants a written revocation or a duly executed proxy bearing a later date. Shareholders who are present at the Annual Meeting may revoke their proxy and vote in person, if they so desire.

                        RECORD DATE AND VOTING SECURITIES

The Board of Directors has fixed the close of business on April 16, 2001, as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. The securities of Merchants entitled to be voted at the Annual Meeting consist of shares of its Common Stock, $1.00 par value ("Common Stock") of which 2,542,387 shares were issued and outstanding at the close of business on the Record Date. Only shareholders of record at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting.

Each share of Common Stock is entitled to one vote on all matters. The Common Stock carries no cumulative voting rights.

                              SHAREHOLDER PROPOSALS

Any shareholders desirous of including any proposal in Merchants' proxy soliciting material for the next regularly scheduled annual meeting of shareholders of Merchants must submit their proposal, in writing, at Merchants' executive offices not later than January 2, 2002. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

No person is known to Merchants to own beneficially more than 5% of the outstanding shares entitled to vote at the Annual Meeting.

                                  ANNUAL REPORT

The 2000 Annual Report of Merchants, which includes financial statements for the years ended December 31, 2000, 1999 and 1998, has been mailed concurrently with this proxy statement to shareholders as of the Record Date. The Annual Report does not constitute a part of the proxy material.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

The Board of Directors of Merchants is divided into three classes designated as Class I, II and III, with each class of directors serving staggered three-year terms. The term of office of directors in Class III expires at the Annual Meeting. At the Annual Meeting, shareholders will elect seven Class III directors to serve until Merchants' 2004 annual meeting of shareholders and until their successors are elected and qualified. All of the nominees for Class III directors are currently directors of Merchants. Messrs. Murry, Bomberg, Kaminski, Logarakis, Winters and Cherek were elected at the 1998 annual meeting of shareholders of Merchants to serve until the 2001 Annual Meeting. Mr. Kacmarcik was appointed in 2000 to the Board of Directors of Merchants to serve until the 2001 Annual Meeting.

The seven nominees have consented to serve, if elected, and at the date of this Proxy Statement, Merchants has no reason to believe that any of the named nominees will be unable to serve. Unless otherwise directed, the persons named as proxies intend to vote in favor of the election of the seven nominees listed below.

The information presented below as to principal occupation and shares of Common Stock beneficially owned as of April 1, 2001, is based in part on information received from the respective persons and in part on the records of Merchants.

                        NOMINEES FOR CLASS III DIRECTORS
                             (TERM EXPIRING IN 2004)

     NAME, AGE                    PRINCIPAL OCCUPATION AND DIRECTORSHIPS
     ---------                    --------------------------------------
James Bomberg              President of Merchants from 1994 to present, Chief
Age:  57                   Executive Officer of Merchants since 1998, director
                           and president of Lincoln State Bank, from 1991 to
                           1993; director and president of M&M Services, from
                           1994 to 1996, director of Merchants from 1994 to
                           present. Appointed director of Lincoln State Bank,
                           Lincoln Community Bank and Franklin State Bank in
                           2000.




Michael J. Murry           Chairman of the Board of Directors of Merchants since
Age:  55                   1992; Chief Executive Officer of Merchants from 1982
                           to 1998 and director of Merchants since 1982,
                           director of Lincoln State Bank since 1983, director
                           of Franklin State Bank since 1992; Director of
                           Lincoln Community Bank since 1994, Director Grafton
                           State Bank since 2000.


Conrad Kaminski            Executive officer of Merchants since 1998, President
Age: 66                    of Lincoln State Bank from 1994 to 1998; director of
                           Lincoln State Bank from 1992 to present; President of
                           Lincoln Community Bank from 1997 to 1998, director of
                           Lincoln Community Bank since 1997, director of
                           Merchants from 1991 to present; president of
                           Merchants from 1991 to 1993; executive vice president
                           of Merchants from 1982 to 1991.

Nicholas Logarakis         President, The Logarakis Group, Inc., Franklin, WI;
Age:  60                   director of Lincoln State Bank from 1977 to present;
                           director of Merchants from 1982 to present.

Keith Winters              President, Keith C. Winters & Assoc. Ltd. Franklin,
Age:  62                   WI; director of Franklin State Bank from 1982 to
                           present; director of Merchants from 1989 to present.

James Kacmarcik            President, Kapco, Inc., Grafton, WI: director of
Age:  39                   Grafton State Bank from 1990 to present, appointed
                           director of Merchants in 2000.

Duane Cherek               Auto dealer, Cherek Lincoln-Mercury, Greenfield, WI;
Age:  56                   director of Lincoln Community Bank from 1987 to
                           present; director of Merchants since 1993, director
                           of M&M Services from 1994 to present.

                         DIRECTORS CONTINUING IN OFFICE
                    CLASS I DIRECTORS (TERM EXPIRING IN 2002)


     NAME, AGE                    PRINCIPAL OCCUPATION AND DIRECTORSHIPS
     ---------                    --------------------------------------
Thomas Gapinski            Retired Insurance Executive, director of Merchants
Age:  66                   from 1982 to 1986 and from 1992 to present, director
                           of Lincoln State Bank from 1977 to present.

J. Michael Bartels         President Bartels Management Services, Inc.,
Age:  61                   Milwaukee, WI; director of Merchants since 1995;
                           director of Franklin State Bank from 1982 to present.

Gervase Rose               President Roman Electric Co., Milwaukee WI, director
Age:  64                   of Merchants from 1992 to 1993 and from 1994 to
                           present; director of Franklin State Bank from 1982 to
                           present.

Thomas Sheehan             President and Chief Executive Officer of Grafton
Age:  62                   State Bank from 1989 to present, appointed director
                           and vice chairman of Merchants in 2000. Appointed
                           director of Lincoln State Bank, Lincoln Community
                           Bank and Franklin State Bank in 2000.

James Sass                 President, Max A. Sass Funeral Home; director of
Age:  58                   Lincoln Community Bank from 1987 to present; director
                           of Merchants from 1993 to present.

Thomas Ebenreiter          Chairman of the Board of Directors, President and
Age:  73                   Chief Executive Officer of Community Bank of Oconto
                           County since 1989, Chairman of the Board of
                           Directors, President and Chief Executive Officer of
                           CBOC, Inc., the former parent company of Community
                           Bank of Oconto County, from 1991 to January 2001.
                           Appointed director of Merchants in 2001.

Michael Judge              Attorney, Judge & Krzewinski, S.C., Oconto, WI.
Age:  53                   Director Community Bank of Oconto County since 1994,
                           Director of CBOC, Inc. from 1994 to January 2001.
                           Appointed director of Merchants in 2001.

Richard Pamperin           President Premier Community Bank, Marion, WI.
Age:  59                   Director and Vice President of Community Bank of
                           Oconto County since 1989, Director of CBOC, Inc. from
                           1991 to January 2001. Appointed director of Merchants
                           in 2001.

                      CLASS II DIRECTORS (TERM EXPIRING IN 2003)
                      ------------------------------------------
Casimir S. Janiszewski     President, Superior Die Set Corporation, Oak Creek,
Age:  48                   WI; director of Merchants from 1995 to present,
                           director of Franklin State Bank from 1982 to 1991,
                           director of Lincoln State Bank from 1991 to present

David Kaczynski            President, Cardinal Fabricating Corporation,
Age:  61                   Milwaukee, WI; director of Lincoln Community Bank
                           from 1994 to present, director of Merchants from 1994
                           to present.

Jerome Sarnowski           President, Vishay Cera-Mite Corporation, Grafton, WI.
Age:  59                   Director of Grafton State Bank from 1990 to present,
                           appointed director of Merchants in 2000.

The above referenced entities, Lincoln State Bank, Milwaukee, Lincoln Community Bank, Milwaukee, Grafton State Bank, Grafton, Franklin State Bank, Franklin, Community Bank of Oconto County, Oconto Falls and M&M Services Corporation, New Berlin are wholly owned subsidiaries of Merchants.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 1, 2001, information concerning beneficial ownership of Common Stock of Merchants for each nominee, continuing director and executive officer.

TITLE OF           NAME OF BENEFICIAL       AMOUNT OF BENEFICIAL    PERCENT OF
  CLASS                  OWNER                    OWNERSHIP           CLASS
--------           ------------------       --------------------    ----------

 Common           J. Michael Bartels                29,448              1.15

 Common           James Bomberg                     25,869              1.02

 Common           Duane Cherek                      10,938               *

 Common           Edward Cichurski(1)                1,123               *

 Common           Thomas Ebenreiter                 25,397              1.00

 Common           Thomas Gapinski                    2,229               *

 Common           Casimir Janiszewski                8,884               *

 Common           Michael Judge                       861                *

 Common           James Kacmarcik                    2,791               *

 Common           David Kaczynski                    5,150               *

 Common           Conrad Kaminski                   47,218              1.86

 Common           John Krawczyk(2)                  21,801               *

 Common           Nicholas Logarakis                28,069              1.10

 Common           James Mroczkowski(3)              11,447               *

 Common           Michael Murry                     22,915               *

 Common           Richard Pamperin                  27,775              1.09

 Common           Gervase Rose                       4,494               *

 Common           Jerome Sarnowski                  19,086               *

 Common           James Sass                        10,809               *

 Common           Thomas Sheehan                    48,159              1.89

 Common           Keith Winters                     18,723               *

                  Directors and Executive           373,186            14.68
                  Officers(4)

 *   Less than 1%

(1)  Executive Officer; not a director of Merchants

(2)  Executive Vice President, Chief Operating Officer; not a director of
     Merchants

(3)  Executive Vice President, Chief Financial Officer; not a director of
     Merchants

(4)  Includes all of the above as a group (21 individuals).

Share ownership includes shares issuable within 60 days upon exercise of incentive stock options owned by certain officers.

All shares reported herein are owned with voting and investment power vested in those persons whose names are provided herein or their spouses. Some shares may be owned in joint tenancy, by a spouse, or in the names of minor children.

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board of Directors held four meetings during 2000. Each director attended during his/her tenure 75% or more of the total number of meetings of the Board of Directors and its committees of which they were members.

The Board of Directors of Merchants has the following committees:

         EXECUTIVE PERSONNEL COMPENSATION COMMITTEE - See Compensation Committee Report on Executive Compensation.

         Compensation for non-executive officers and employees of Merchants and its subsidiaries is determined by the management and directors of Merchants and the respective subsidiary and reviewed by the PERSONNEL/COMPENSATION COMMITTEE OF MERCHANTS. The Personnel/Compensation Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Logarakis, James Sass, Sarnowski, Cherek, Rose, Thomas Holton, Michael Duginski and Ms. Maria Cameron. The Personnel/Compensation Committee held four meetings during 2000.

         THE STOCK OPTION COMMITTEE is responsible for administering Merchants' 1996 Incentive Stock Option Plan. None of the members of the Stock Option Committee is eligible to participate in the Stock Option Plan. The Stock Option Committee consists of Messrs. Sass, Rose, Holton and Logarakis. The Stock Option Committee did not meet in 2000.

         THE AUDIT COMMITTEE - See Audit Committee Report.

         THE MARKETING COMMITTEE assists management in analyzing market trends for the products of the subsidiary banks and in devising strategies for promoting, advertising and selling the services of the subsidiary banks. The Marketing Committee consists of directors of Merchants and the subsidiary banks. The present members are Messrs. Cherek, Michael Dunham, John Klose and James Sass. The Marketing Committee met four times during 2000.

         THE ASSET/LIABILITY MANAGEMENT COMMITTEE monitors the interest rate risk of the interest-earning assets of the subsidiary banks in comparison to their interest-bearing liabilities. The Asset/Liability Management Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Bartels, Casimir Janiszewski, Michael Dana and Steven Sass. The Asset/Liability Management Committee met four times during 2000.

         THE COMPLIANCE COMMITTEE oversees the establishment of policies and procedures and adherence to such policies and procedures to ensure compliance by Merchants and its subsidiaries with laws, rules and regulations applicable to banks and bank holding companies. The Compliance Committee consists of directors of Merchants and its subsidiary banks. Its members are Messrs. Bartels, Kaczynski, Aguilar, Kranitz, Gapinski and Gary Krawczyk. The Compliance Committee met four times during 2000.

         THE TECHNOLOGY COMMITTEE establishes framework within which Merchants will meet the challenges of the new millennium, by providing quality products and services to its varied constituencies in a cost efficient manner, along with ensuring that the internal technological architecture of Merchants meets industry state of the art standards wherever possible. Its members are Messrs. Bartels, Casimir Janiszewski, Frank Janiszewski, Kacmarcik, Sarnowski and Dunham. The Technology Committee met three times during 2000.

         The Board of Directors does not have a standing Nominating Committee.

                              DIRECTOR COMPENSATION

Directors of Merchants who are not employees of Merchants or any of its subsidiaries are paid a fee of $50 for each Board of Directors meeting and $200 for each committee meeting. Fees are only paid for actual attendance at such meetings.

                        CERTAIN TRANSACTIONS AND REPORTS

Various officers and directors of Merchants and its subsidiaries, members of their families, and the companies or firms with which they are associated were customers of, and had banking transactions, including loans, with one or more of Merchants' subsidiary banks in the ordinary course of each such bank's business during 2000. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Merchants' subsidiary banks, did not involve more than a normal risk of collectibility or present other unfavorable features.

Michael Duginski, director of Lincoln State Bank, and Gary Krawczyk, a director of Franklin State Bank, are principals of the Krawczyk and Duginski, S.C. law firm that performs legal services for Merchants and its subsidiaries. Krawczyk and Duginski lease office space in the Merchants corporate headquarters at terms substantially the same as those offered to other tenants.

Dana Investment Advisors, Inc., a registered investment advisor under the Investment Advisor's Act of 1940, acts as an investment advisor to subsidiaries of Merchants. Michael Dana, President of Dana Investment Advisors, Inc., is a director of Lincoln State Bank. The advisory services are rendered on substantially the same terms and conditions as those prevailing for similar services in the relevant market.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, Merchants' directors and executive officers, as well as certain persons holding more than 10% of Merchants' stock, are required to report their initial ownership of stock and subsequent changes in such ownership to the Securities and Exchange Commission and Merchants (such requirements hereinafter referred to as "Section 16(a) filing requirements"). Specific time deadlines for the Section 16(a) filing requirements have been established.

To Merchants' knowledge, and based solely upon a review of the copies of such reports furnished to Merchants, with respect to the fiscal year ended December 31, 2000, Merchants directors and executive officers complied with the applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered in all capacities to Merchants and its affiliates for the fiscal years ended December 31, 2000, 1999 and 1998 of the person who was, on December 31, 2000, the Chief Executive Officer of Merchants and of the four highest paid persons whose annual compensation exceeded $100,000 in 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                 Annual Compensation                         Awards
                                    ------------------------------------------   -------------------------------

                                                                                   Securities
           Name and                                               Other Annual     Underlying        All Other
      Principal Position            Year     Salary    Bonus      Compensation   Options/SARs(#)   Compensation
--------------------------------    ----    --------   -------    ------------   ---------------   -------------
Michael Murry                       2000    $180,683   $75,000        ---             ---           $13,005(2)
Chairman of the                     1999    $122,190   $75,000        ---             ---           $10,493(3)
Board of Directors of               1998    $125,232   $50,000        ---             ---           $ 9,356(4)
Merchants


James Bomberg                       2000    $155,970   $50,000        ---             ---           $ 8,120(1)
President and Chief                 1999    $152,495   $50,000        ---             ---           $ 8,001(1)
Executive Officer of                1998    $149,723   $18,000        ---             ---           $ 6,589(1)
Merchants

Conrad Kaminski                     2000    $137,922   $20,000        ---             ---           $ 6,201(1)
President of                        1999    $133,411   $20,000        ---             ---           $ 6,000(1)
Merchants                           1998    $132,408   $18,000        ---             ---           $ 5,906(1)
Milwaukee Division

Thomas Sheehan                      2000    $122,626   $25,725        ---             ---           $ 4,520(1)
Vice Chairman of the                1999    $110,651   $26,740        ---             ---           $ 3,429(1)
Board of Directors of               1998    $103,371   $25,875        ---             ---           $ 3,222(1)
Merchants

Robert Blonski                      2000    $121,941   $20,000        ---             ---           $ 5,681(1)
President and Chief                 1999    $120,016   $20,000        ---             ---           $ 5,601(1)
Executive Officer of                1998    $119,689   $18,000        ---             ---           $ 5,508(1)
M&M Services

(1)  Contributions to the Corporation's Defined Contribution 401(k) Plan

(2) Contributions to the Corporation's Defined Contribution 401(k) Plan of $10,138 and life insurance policy premium of $2,867.

(3) Contributions to the Corporation's Defined Contribution 401(k) Plan of $7,800 and life insurance policy premium of $2,693.

(4) Contributions to the Corporation's Defined Contribution 401(k) Plan of $6,800 and life insurance policy premium of $2,556.

EMPLOYMENT AGREEMENTS

In February of 1996, Merchants entered into employment agreements with Messrs. Murry, Bomberg, Kaminski, John Krawczyk and James Mroczkowski. At the same time, M&M Services, Inc., a wholly-owned subsidiary of Merchants, entered into employment agreements with Messrs. Blonski and Stengel. Messrs. Murry, Bomberg, Kaminski, Krawczyk and Mroczkowski serve as chairman of the board of directors, president and chief executive officer, president Milwaukee division, executive vice president and chief operating officer and executive vice president and chief financial officer, respectively, of Merchants. Messrs. Blonski and Stengel are president and chief executive officer and senior vice president and comptroller, respectively, of M&M Services.

With the exception of the Employment Agreements with Messrs. Murry and Mroczkowski, all of the Employment Agreements replace previous employment agreements with the respective officers.

On April 1, 1999, Grafton State Bank (which became a wholly owned subsidiary of Merchants as of December 31, 1999) entered into employment agreements with Messrs. Sheehan, Jefford Larson, Richard Belling and Peter Schumacher to serve as Chief Executive Officer, Vice President Commercial Loans, Vice President Mortgage Loans and Controller of Grafton State Bank respectively.

Except for the Employment Agreement with Mr. Murry, all of the Employment Agreements have terms of three years. Mr. Murry's Employment Agreement has a term of five years. Each Employment Agreement is automatically extended on its anniversary date for an additional year, unless either party has given advance notice that the Agreement will not be extended, in which case the Agreement expires at the end of its then-remaining term.

Duties to be performed under the Agreements are set forth in the respective By-Laws and are determined by the respective Board of Directors.

Compensation for services rendered under the Employment Agreements consists of the Base Salary, as defined in the Agreements, and participation in bonus and other benefit plans.

If the Agreements are terminated by the employer prior to their expiration for reasons other than the employee's death, retirement, disability, or other than for cause as defined in the Agreements, or if the employee terminates the Agreement for cause as defined in the Agreement or after a change in control, as defined in the Agreements, then the employee will receive severance payments equal to the sum of the Base Salary in effect at termination plus the cash bonus, if any, for the year prior to termination times the number of years of the remaining employment term. In addition, the employee will receive fringe benefits during such remaining term.

If termination occurs because of death, retirement or for cause, or if the employee terminates without cause, then the employer is obligated to pay the compensation and benefits only through the date of termination.

If termination occurs due to disability, as defined in the Employment Agreements, the employee will be entitled to payment of his Base Salary at 100% for one year and at 75% for the remaining portion of the employment term, adjusted by payments received by the employee pursuant to disability insurance and social security and workers compensation programs.

The Employment Agreements provide that during the employment period and for one year thereafter, the employee will not accept employment with any Significant Competitor, as that term is defined in the Employment Agreements, of the Corporation or its affiliates.

THE 1996 INCENTIVE STOCK OPTION PLAN

On April 25, 1996, the Board of Directors of Merchants adopted the Merchants and Manufacturers Bancorporation, Inc. 1996 Incentive Stock Option Plan (the "Plan") which was approved by the shareholders on May 28, 1996.

The Plan replaced the 1986 Incentive Stock Option Plan, which terminated in April 1996. The purpose of the Plan is to advance the interests of Merchants and its subsidiaries by encouraging and providing for the acquisition of an equity interest in Merchants by key employees and by enabling Merchants and its subsidiaries to attract and retain the services of employees upon whose skills and efforts the success of Merchants depends.

The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan a copy of which may be obtained from Merchants upon request to John Krawczyk, Secretary, 14100 West National Avenue, P.O. Box 511160, New Berlin, WI 53151.

The Plan is administered by the Stock Option Committee of the Board or by any other committee appointed by the Board consisting of not less than three (3) directors (the "Committee"). The Committee is comprised of directors who are disinterested persons within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission. Subject to the terms of the Plan and applicable law, the Committee has the authority to: establish rules for the administration of the Plan; select the individuals to whom options are granted; determine the numbers of shares of Common Stock to be covered by such options; and take any other action it deems necessary for the administration of the Plan.

Participants in the Plan consist of the individuals selected by the Committee. Those selected individuals may include any executive officer or employee of Merchants or its subsidiaries who, in the opinion of the Committee, contribute to Merchants' growth and development.

Subject to adjustment for dividends or other distributions, recapitalizations, stock splits or similar corporate transactions or events, the total number of shares of Common Stock with respect to which options may be granted pursuant to the Plan is 60,000. The shares of Common Stock to be delivered under the Plan may consist of authorized but unissued stock or treasury stock.

Options may be granted by the Committee to key employees as determined by the Committee. The Committee has complete discretion in determining the number of options granted to each such grantee. It is intended that all options granted under the Plan will qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code.

The exercise price for all options granted pursuant to the Plan is the fair market value of the Common Stock on the date of grant of the option; however, in case of options granted to a person then owning more than 10% of the outstanding Common Stock, the option price will be not less than 110% of the fair market value on such date. The exercise price must be paid in cash at the time of exercise of the options.

Options granted under the Plan must be exercised within ten (10) years from the date of grant, provided that options granted to a person then owning more than 10% of the outstanding stock of Merchants must be exercised before the fifth anniversary of the date of grant. Options not exercised within the stated time period will expire.

The Committee may impose such transfer restrictions on the shares of Common Stock acquired pursuant to the exercise of options under the Plan as may be required, among others, by applicable federal or state securities laws. Merchants has a "right of first refusal" pursuant to which any shares of Common Stock acquired by exercising an option must first be offered to Merchants before they may be sold to a third party. Merchants may then purchase the offered shares on the same terms and conditions (including price) as apply to the potential third-party purchaser.

The Board of Directors of Merchants may terminate, amend or modify the Plan at any time, provided that no such action of the Board, without prior approval of the shareholders may: increase the number of shares which may be issued under the Plan; materially increase the cost of the Plan or increase benefits to participants or change the class of individuals eligible to receive options.

The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and Merchants will not be entitled to a tax deduction when an Incentive Stock Option is exercised. The tax consequences to an optionee upon disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option which qualifies as such under the Internal Revenue Code. Generally, there will be no tax consequences to Merchants in connection with the disposition of shares acquired under an option.

The following table presents information about stock options for Merchants stock granted in 2000 to the officers named in the Summary Compensation Table.

                           STOCK OPTION GRANTS IN 2000


                    Options      % of Total Options     Exercise   Expiration
     Name           Granted    Granted in Fiscal Year    Price        Date
----------------    -------    ----------------------   --------   ----------

Michael Murry         -0-               -0-               N/A         N/A

James Bomberg         -0-               -0-               N/A         N/A

Conrad Kaminski       -0-               -0-               N/A         N/A

Thomas Sheehan        -0-               -0-               N/A         N/A

Robert Blonski        -0-               -0-               N/A         N/A

The following table summarizes for each of the officers named in the Summary Compensation Table the number of shares of Merchants stock acquired upon exercise of options during the fiscal year ended December 31, 2000; the aggregate dollar value realized upon exercise of options; the total number of unexercised options held at the end of the fiscal year ended December 31, 2000; and the aggregate dollar value of in-the-money unexercised options held at the end of the fiscal year ended December 31, 2000. Value realized upon exercise is the difference between fair market value of the underlying stock on the exercise date and the exercise price of the option. Value of unexercised in-the-money options at the fiscal year-end is the difference between exercise price and the fair market value of the underlying stock on December 31, 2000, which was $28.00 per share. These values, unlike any amount which may be set forth in the column headed "Value Realized" have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; the actual gains, if any, on exercise will depend on the value of Merchants' stock on the date of exercise. As of December 31, 2000, all unexercised options were exercisable.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2000
                        AND FISCAL YEAR-END OPTION VALUES

                                                         Number of         Value of Unexercised
                   Shares Acquired      Value       Unexercised Options    In-the-Money Options
                     on Exercise       Realized    on December 31, 2000    On December 31, 2000
   Name                  (#)              $               (#)                     ($)
----------------   ----------------    --------    --------------------    ---------------------

Michael Murry             --              --             11,000                       --

James Bomberg             --              --              6,600                  $11,699

Conrad Kaminski           --              --              6,600                  $40,409

Thomas Sheehan            --              --                 --                       --

Robert Blonski            --              --              2,475                       --

BENEFIT PLANS

Merchants maintains a 401k Profit Sharing Plan for the benefit of all employees who have attained the age of 20-1/2 years and have completed six months of service as of the 401k Profit Sharing Plan anniversary date, June 1st. A participating employee may elect to defer a portion of his or her compensation (between 1% and 12% of base compensation, subject to certain limitations, in 1% increments) and contribute this amount to the 401k Profit Sharing Plan. Deferrals of up to 6% of compensation which are contributed to a trust set up pursuant to the 401k Profit Sharing Plan may be deducted by Merchants for federal income tax purposes. Merchants may make either or both of the following types of contributions out of its net profits to the 401k Profit Sharing Plan
(I) matching contributions up to 1% of base compensation; (ii) discretionary contributions which are based on consolidated earnings of Merchants. Employees of Merchants are fully vested in all amounts contributed to their account under matching and discretionary contributions made by Merchants. Total contributions amounted to $241,000 in 2000. Contributions for Messrs. Murry, Bomberg, Kaminski, Sheehan and Blonski (the persons listed in the Compensation Table) were $10,138, $8,120, $6,201, $4,520 and $5,681 respectively. With respect to the investment of individual accounts, a participant may direct the Trustee in writing to invest the vested portion of his/her account in specific assets, including Merchants' securities.

Merchants has established a Salary Continuation Plan to provide retirement income for President James Bomberg. The Salary Continuation Plan is a non-qualified executive benefit plan in which Merchants agrees to pay the executive additional benefits at retirement in return for continued satisfactory performance. The Merchants Continuation Agreement provides for annual retirement benefits of $60,700 for Mr. Bomberg commencing at age 65 and continuing for a period of 15 years. The Salary Continuation Plan is unfunded (no specific assets are set aside by Merchants in connection with the Plan). If the covered executive leaves the bank's employ, either voluntarily or involuntarily, the agreement under the Salary Continuation Plan terminates and the executive receives no benefits unless obligations under the Plan are assumed by a subsidiary of Merchants, because of the executive's employment status with such subsidiary. The Salary Continuation Plan is informally linked with a single premium universal life insurance policy. The executive is the insured under the policy, but Merchants is the owner and beneficiary of the policy. The executive has no claim on the insurance policy, its cash value or the proceeds thereof.

Grafton State Bank has entered into Salary Continuation Agreements with Mr. Sheehan. Pursuant to the Salary Continuation Agreements Grafton State Bank will pay annual retirement benefits commencing at age 65 of $72,000 to Mr. Sheehan.

Lincoln State Bank, Lincoln Community Bank and Franklin State Bank have adopted a Deferred Compensation Plan. Participating directors of the banks may elect to defer the directors' fees paid to them until retirement with no income tax payable by the director until retirement benefits are received. The deferral agreement provides for full vesting since the covered director is setting aside his current compensation. Payments begin in the first year following retirement.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

THE COMMITTEE

The Executive Personnel/Compensation Committee meets periodically to review the performance and compensation of certain senior officers of Merchants and its subsidiaries, including all executive officers of Merchants. The Executive Personnel/Compensation Committee is comprised of Messrs. James Sass, Gervase Rose, Thomas Holton and Nicholas Logarakis. No member of the Committee is an employee or officer of the Corporation or its subsidiaries. The committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1.0 million per executive. The Committee's recommended compensation amounts meet the requirements for deductibility. The Executive Personnel/Compensation Committee held one meeting during 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Corporations of which Messrs. Sass, Rose and Logarakis are executive officers had loans with subsidiary banks of Merchants. See "Election of Directors - Certain Transactions." There are no other interlocking relationships as defined by the Securities and Exchange Commission, and no Merchants officer is a member of the Committee.

GENERAL POLICY

The compensation objective of Merchants and its subsidiaries is to link compensation with corporate and individual performance in a manner which will attract and retain competent personnel with leadership qualities. The process gives recognition to the compensation practices of competing organizations.

In an effort to achieve the long-term goals of shareholders, the compensation program ties a significant portion of total compensation to the financial performance of the Corporation compared to peer group performance. The Executive Personnel/Compensation Committee makes recommendations on the compensation of the Corporation's officers to the Board of Directors. The Committee's recommendations reflect its assessment of the contributions to the long-term profitability and financial performance made by individual officers. In this connection, the Committee considers, among other things, the type of the officer's responsibilities, the officer's long-term performance and tenure, compensation relative to peer group and the officer's role in ensuring the future financial success of the Corporation. Financial goals considered by the Committee include earnings per share, return on assets, return on equity, asset quality, growth and expense control.

In addition to measuring performance in light of these financial factors, the Committee considers the subjective judgment of the Chairman of the Board in evaluating performance and establishing salary, bonus, and long-term incentive compensation for individual officers, other than the Chairman. The Committee independently evaluates the performance of the Chairman, taking into consideration such subjective factors as leadership, innovation and entrepreneurship in addition to the described financial goals.

BASE SALARY

In determining officer salaries, the Committee considers surveys and data regarding compensation practices of similar sized financial institutions with comparable products in similar markets. The Committee also considers the Chairman's assessment of the performance, the nature of the position and the contribution and experience of individual officers (other than the Chairman of the Board and Chief Executive Officer). The Committee independently evaluates the Chairman's and Chief Executive Officer's performance and compares their compensation to peer group data.

ANNUAL BONUSES

Officers of the Corporation and its subsidiaries are awarded annual bonuses in January based on the previous year's financial performance at the discretion of the Committee. The amount of the bonus is recommended to the Committee by the Chairman, based on his and the officer's immediate supervisor's evaluation of the achievement of corporate and individual goals and assessment of subjective factors such as leadership, innovation and commitment to corporate advancement. The Corporation annual incentive bonus is based on the overall consolidated financial performance of the Corporation.

CHAIRMAN OF THE BOARD COMPENSATION

The compensation of the Chairman of the Board was established at a level which the Committee believed would approximate compensation of the Chairman of the Board with comparable responsibilities of similar organizations and would reflect prevailing market conditions. The Committee took into consideration a variety of factors, including the achievement of corporate financial goals and individual goals. The financial goals included increased earnings, return on assets, return on equity and asset quality. No formula assigning weights to particular goals was used, and achievement of other corporate performance goals was considered in general. The Committee believes that the total compensation awarded to the Chairman of the Board for 2000 is fair and appropriate under the circumstances.

In 1998 the Chairman of the Board reduced his participation in the Corporation's day to day activities. He remains as the Corporation's chief commercial lender, new business developer, and strategic planner. The Chairman's 1998 and 1999 salary was decreased to reflect the reduced time spent and the delegation of certain duties to the Chief Executive Officer and other executive officers. In calendar year 2000 the Chairman has resumed his full-time responsibilities.

STOCK OPTIONS

The Committee administers the 1996 Incentive Stock Option Plan. Stock options are designed to furnish long-term incentives to the officers of the Corporation to build shareholder value and to provide a link between officer compensation and shareholder interest. No awards were made under the Stock Option Plan to the officers of the Corporation and its subsidiaries in 2000. Awards are based upon performance, responsibilities and the officer's relative position and ability to contribute to future performance of the Corporation. In determining the size of the option grants, the Committee considers information and evaluations provided by the Chairman of the Board. The award of option grants to the Chairman is based on the overall performance of the Corporation and on the Committee's assessment of the Chairman's contribution to the performance and his leadership. In 2000 no awards were made because of the then pending acquisition.

The Executive Personnel Compensation Committee: Nicholas Logarakis, Gervase Rose, Thomas Holton and James Sass

                            REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of Keith Winters, Thomas Gapinski, Gary Krawczyk, Dr. Francisco Aguilar, Steven Sass and Richard Kranitz, each of whom is independent, in accordance with existing requirements applicable to the Corporation. The duties and responsibilities of the Audit Committee include (i) recommending to the Board of Directors the appointment of the Corporation's auditors and any termination of engagement; (ii) reviewing the plan and scope of audits; (iii) reviewing the Corporation's significant accounting policies and internal controls and (iv) having general responsibility for all audit related matters. The Committee operates under a written charter adopted by the Board, which is attached to this proxy statement as Appendix A.

The Corporation's Management ("management") is responsible for the Corporation's internal controls and the financial reporting process, including the system of internal controls. The Corporation's independent auditors are responsible for expressing an opinion on the conformity of the of the Corporation's audited consolidated financial statements with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement No. 61 (Communication with Audit Committees).

The Corporation's independent auditors have provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence. The Committee considered whether the independent auditors provision of non-audit services is compatible with maintaining the independent auditors independence. The fees to the independent auditors for 2000 were as follows:

                 Audit Fees                            $104,620
                 Audit Related Fees                      66,299
                 All Other Fees                          28,905

The audit related fees include the audit of the Corporation's benefit plans and accounting consultations. All other fees include fees for the review of tax returns and other tax services. The Committee determined the provision of non-audit services for the year 2000 by the Corporation's independent auditors is compatible with maintaining that firm's independence.

The Committee discussed with the Corporation's internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation's internal controls and overall quality of the Corporation's financial reporting.

Based on the Committee's reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board that the audited consolidated financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

The Audit Committee: Keith Winters (Chairman), Thomas Gapinski, Gary Krawczyk, Dr. Francisco Aguilar, Steven Sass and Richard Kranitz

                 SHAREHOLDER RETURN AND PERFORMANCE PRESENTATION

STOCK PRICE PERFORMANCE GRAPH

The following table shows the cumulative total stockholder return on the Corporation's Common Stock over the last five fiscal years compared to the returns of the Standard & Poor's 500 Stock Index and the NASDAQ Bank Index. The graph assumes that the value of the investment in Merchants stock and for each index was $100 on December 31, 1995.

                                    [GRAPH]

                    12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00
                    --------  --------  --------  --------  --------  --------

Merchants            100.00    116.24    186.33    262.95    258.74    163.05

Nasdaq Bank          100.00    129.00    214.00    192.30    180.80    211.70

S&P 500              100.00    122.70    163.30    209.60    263.30    230.50

Historical stock price performance shown on the graph is not necessarily indicative of the future price performance.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Ernst & Young LLP served as the Corporation's independent auditors for the fiscal year ending December 31, 2000. At this time the Board of Directors has not selected independent auditors for the fiscal year ending December 31, 2001. Selection will be made by the Audit Committee and management following receipt of proposals from several independent auditing firms. Representatives of Ernst & Young will be present at the Annual Meeting to make any statement they may desire and to respond to questions from shareholders.

                                  OTHER MATTERS

Although management is not aware of any other matters that may come before the meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy in accordance with their best judgment.

SHAREHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT NO COST BY WRITING TO THE OFFICE OF THE SECRETARY, MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., 14100 WEST NATIONAL AVENUE, P.O. BOX 511160, NEW BERLIN, WISCONSIN, 53151.

                                             By Order of the Board of Directors,


                                             By: /s/ Michael J. Murry
                                                 -------------------------------
                                             Michael J. Murry
                                             Chairman of the Board

May 1, 2001

                                   APPENDIX A

                 MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
                             AUDIT COMMITTEE CHARTER
                              ADOPTED MAY 30, 2000

ORGANIZATION

The audit committee of the board of directors shall be comprised of [at least three] directors who are independent of management and of MMBC. Members of the audit committee shall be considered independent if they have no relationship to MMBC that may interfere with the exercise of their independence from management and of MMBC. All audit committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the company. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the financial management of the company.

RESPONSIBILITIES

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

o Obtain the full board of directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the company and its divisions and subsidiaries.

o Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

o Confirm and assure the independence of the independent auditors and the objectivity of the internal auditor.

o Review and concur with management's appointment, termination, or replacement of the internal auditor. Also complete the yearly performance evaluation of the internal auditor.

o Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

o Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

o Review the internal audit function of the company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

o Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to MMBC.

o Receive at each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

o Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for purposes of this review.

o Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

o Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the company's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

o Report the results of the annual audit to the board of directors. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed).

o On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

o Review the report of the audit committee in the annual report to shareholders and the Annual Report on Form 10-K disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgments affecting the financial statements. In addition, disclose the committee's conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.

o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

o Review MMBC's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement the year after any significant amendment to the Charter.

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
                           14100 WEST NATIONAL AVENUE
                              NEW BERLIN, WISCONSIN

                            PROXY FOR ANNUAL MEETING

This Proxy is solicited by the Board of Directors of Merchants and Manufacturers Bancorporation, Inc. ("Merchants") for the Annual Meeting of shareholders on May 22, 2001.

The undersigned hereby constitutes and appoints J. Michael Bartels and Jerome Sarnowski, and each of them, with full power to act alone and with power of substitution, to be the true and lawful attorney and proxy of the undersigned to vote at the Annual Meeting of Shareholders of Merchants, to be held at Best Western Midway Hotel, 1005 S Moorland Road, Brookfield, Wisconsin, 53005 on May 22, 2001 at 4:00 p.m. (or at any adjournment(s) thereof), the shares of stock which the undersigned would be entitled to vote on the election of Directors and in their discretion on such other business as may properly come before the meeting or adjournment(s). The undersigned hereby revokes any proxy heretofore given and ratifies all that said attorneys and proxies or their substitutes may do by virtue hereof.

1. ELECTION OF DIRECTORS

         To elect the seven persons listed below as Class III Directors as discussed in the Proxy Statement dated May 1, 2001 attached hereto.

                James Bomberg
                Michael Murry
                Conrad Kaminski
                Nicholas Logarakis
                Keith Winters
                James Kacmarcik
                Duane Cherek

          [ ]   Elect as Directors the seven nominees listed above.

          [ ]   Withhold authority to vote for the seven nominees listed above.

          [ ] Withhold authority to vote for individual nominees (to withhold authority to vote for any individual nominee, check this box and draw a line through that nominee's name above).

The Board of Directors recommends a vote FOR the election of the seven persons listed above.

If any additional matters are properly presented, the persons named in the proxy will have the discretion to vote in accordance with their own judgment in such matters. This proxy is solicited on behalf of the Board of Directors and may be revoked prior to its exercise by written notice to the Secretary of the Corporation, or by submitting a later-dated proxy, or by attending the annual meeting. This Proxy will be voted in accordance with instructions given by the stockholder, but if no instructions are given, this Proxy will be voted to elect the persons listed above.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting dated May 1, 2001, and the Proxy Statement enclosed herewith.

Dated                                , 2001
      -------------------------------


                                     Number of Shares:
                                                      --------------------------



-------------------------------      -------------------------------------------
Signature of Stockholder             Stockholder's Name (Please print)


-------------------------------      -------------------------------------------
Signature of Stockholder             Stockholder's Name (Please print)


               (Please sign your name exactly as it appears on the stock certificate. In signing as Executor, Administrator, Personal Representative, Guardian, Trustee, or Attorney, please add your title as such. All joint owners should sign.)

May 1, 2001


To: The Shareholders of Merchants & Manufacturers Bancorporation, Inc.

You are cordially invited to attend the Annual Meeting of Shareholders of Merchants & Manufacturers Bancorporation; Inc. scheduled for 4:00 P.M. on Tuesday, May 22 2001, at Best Western Midway Hotel, 1005 S Moorland Road, Brookfield, Wisconsin, 53005

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting and Proxy Statement.

Your Board of Directors and management look forward to greeting you and discussing the condition of your corporation with you.

Please be sure to sign and return the enclosed proxy card whether or not you plan to attend the meeting so that your shares will be voted. If you do attend the meeting, you may revoke your proxy and vote in person if you prefer. The Board of Directors joins me in hoping that you will attend.

Sincerely yours,


By: /s/ Michael J. Murry
    -------------------------------

Michael J. Murry
Chairman of the Board of Directors

Enclosure

                MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 22, 2001

TO THE SHAREHOLDERS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.:

The Annual Meeting of Shareholders of Merchants and Manufacturers
Bancorporation, Inc. ("Merchants"), will be held at Best Western Midway Hotel, 1005 S Moorland Road, Brookfield, Wisconsin, 53005, on Tuesday, May 22, 2001, at 4:00 p.m., for the purpose of considering and voting on:

1. To elect seven Directors to serve until the annual meeting in the year 2004 as Class III Directors. Management's nominees are named in the accompanying Proxy Statement.

2. Such other business as may properly come before the meeting and all adjournments thereof.

The Board of Directors has fixed April 16, 2001, as the record date for determining the shareholders of Merchants and Manufacturers Bancorporation, Inc., entitled to notice of and to vote at the meeting, and only holders of Common Stock of Merchants and Manufacturers Bancorporation, Inc. of record at the close of business on such date will be entitled to notice of and to vote at such meeting and all adjournments.

THE BOARD OF DIRECTORS OF MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SEVEN PERSONS NOMINATED BY THE BOARD OF DIRECTORS AND NAMED IN THE PROXY STATEMENT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOUR HOLDINGS ARE LARGE OR SMALL. IF YOU DO ATTEND THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.



Milwaukee, Wisconsin        By Order of the Board of Directors of
May 1, 2001                 Merchants and Manufacturers Bancorporation, Inc.


                            By: /s/ Michael J. Murry
                                -------------------------------------


                            Michael J. Murry, Chairman of the Board of Directors

                      2000 ANNUAL REPORT TABLE OF CONTENTS

                                                                  Page

A Message from the Chairman                                        2

Selected Consolidated Financial Data                               5

Selected Quarterly Financial Data                                  6

Management's Discussion and Analysis of Financial
Conditions and Results of Operations                               6

Business of The Corporation                                       19

Report of Management                                              24

Report of Independent Auditors                                    25

Consolidated Statements of Financial Condition                    26

Consolidated Statements of Income                                 27

Consolidated Statements of Stockholders' Equity                   28

Consolidated Statements of Cash Flows                             29

Notes to Consolidated Financial Statements                        31

Boards of Directors                                               54

Investor Information                                              57

Dear Friends and Stockholders,

The year 2000 was an exceptionally significant and successful time for Merchants & Manufacturers BanCorp - a year in which we made great progress toward our strategic goal of "Reinventing the Community Bank."

Merchants & Manufacturers BanCorp's financial performance continued to improve during the year 2000. Net income totaled $4.2 million, an increase of 24.6% from $3.4 million earned a year ago. On a per share basis, our earnings rose to $2.03, compared to $1.62 last year. Net income restated for merger-related expenses totaled $4.4 million for the year 2000, an increase of 12.7% from $3.9 million earned in 1999.

In order to enhance our ability to capitalize on present and future growth opportunities, we revamped the structure of the holding company organization and redefined responsibilities for senior management. The new structure addresses the three principal areas in which we do business: Retail Services, Commercial Services and Financial Services.

As President of the Retail Services Division, Tom Sheehan now oversees all aspects of our retail banking program and is in the process of a major review of our offerings to ensure that we are both profitable and competitive.

Jim Bomberg is President of the Commercial Services Division and has added additional personnel to capitalize on new business opportunities and increase the level of service to our existing customers.

Ed Cichurski has been appointed President of our new Financial Services Division and is actively involving us in business opportunities that will result in highly profitable fee income services.

We have embarked on a major strategic planning initiative that encompasses the entire management team and will result in a medium and long-term strategy geared to meet the challenges defined by our Board of Directors and the individual bank boards. A major aspect of this strategy is continued growth through acquisitions.

In the year 2000, we completed arrangements for the acquisition of the Community Bank of Oconto County in Oconto Falls, Wisconsin, through an exchange of stock.

As you were recently advised, those arrangements are now complete, and the Community Bank of Oconto County is a member of our Community BancGroup.

Further initiatives are underway involving several community banks in outlying areas.

In order to support our acquisition strategy, we are exploring means of increasing our capitalization while maintaining an 8% capital-to-asset ratio. In support of this, we have embarked on an extensive investor relations program designed to facilitate the trading of our stock over a wider and more diverse audience.

Another critical strategic initiative that is being actively addressed is the implementation of an ongoing succession plan for corporate management. We continue to identify key individuals within our organization and to bring aboard others from outside who have shown exceptional capability, intelligence and aptitude in financial management and allied areas.

Through a system that includes rotation of responsibilities and extended assignments, advanced formal education where necessary and one-on-one experience with senior management officers, these individuals are developing the broad perspective and in-depth expertise which they will require as the next generation of top management. As our organization grows and its activities expand, we will remain active in the identification and recruitment of the finest talent available to ensure an ongoing management continuum.

In my last annual message, I spoke to you of the changes in banking regulations that allow us to pursue new paths to growth. I'm pleased to tell you that our organization has quickly embraced these opportunities with the development of Link(TM) Community Financial Services, a cooperative venture of MMBC and a leading local investment advisor. Link offers a full range of investment and financial services in a convenient, easy-to-access manner.

The first Link office opened in January, 2001, on the premises of Franklin State Bank. We anticipate the opening of additional offices at other bank facilities in 2001. Coupling Link's comprehensive product and service offerings with our own extensive array of traditional banking and commercial products, we now have the capability to serve the spectrum of financial needs for individuals and businesses. I urge you to investigate the advantages of personally working with Link Community Financial Services in the context of your own plans and investments.

On a local level, we continue to provide financial, social and civic support to the neighborhoods and communities in which we have a presence. The facility that occupies the site of our first bank, at Lincoln Avenue and 13th Street, has been extensively renovated to provide improved access, better customer service and a more aesthetic presence in the neighborhood. An important part of the renovation involved the relocation of the Lincoln Neighborhood Development Corporation offices to the Lincoln State Bank building to improve convenience and efficiency. Our ongoing commitment to the Lincoln Avenue area has been recognized publicly in the press and, more importantly, by the increased number of local residents patronizing both Lincoln State Bank and LNRC.

On a personal note, I would like to extend our thanks to Mike Duginski and Sister Mary Jendres who recently retired as Directors of Lincoln State Bank and to Mr. Bill LaMacchia for his service on the Lincoln State Bank board.

The year 2000 marks a singular turning point in the development of our company. Looking back even five short years ago, it would have been impossible to predict and to appreciate the amount of change and growth that has enveloped and energized our organization. Our stockholders, employees, customers and friends can take great pride in the existing and ongoing accomplishments that have become a part of the daily life of our company.

By growing our traditional base, and boldly seizing opportunities for new business, we are truly "Reinventing the Community Bank."

Yours sincerely,

By: /s/ Michael J. Murry
    -------------------------------

Michael J. Murry

                             SELECTED FINANCIAL DATA

     The following table summarizes certain historical financial data regarding the Corporation. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Corporation presented elsewhere herein (dollars in thousands, except per share data):

                                                                         At or For the Year Ended December 31,
                                                     ----------------------------------------------------------------------------
                                                         2000            1999           1998(4)         1997(4)         1996(4)
                                                     ------------    ------------    ------------    ------------    ------------
SELECTED BALANCE SHEET DATA
Total assets .....................................   $    537,908    $    474,383    $    441,486    $    391,685    $    358,694
Loans receivable, net ............................        434,056         363,435         312,761         281,058         241,515
Investment securities held to maturity ...........              0               0           5,794           4,591           2,857
Investment securities available for sale .........         28,525          32,787          22,121          20,080          25,218
Mortgage-related securities held to maturity .....              0               0           1,165           2,078           2,417
Mortgage-related securities available for sale ...         33,087          33,342          38,672          40,078          32,956
Deposits .........................................        401,836         377,333         372,118         337,249         302,387
Borrowings .......................................         88,415          53,398          27,333          15,392          21,017
Stockholders' equity .............................         42,776          40,426          39,437          36,772          32,691
Realized stockholders' equity(2) .................         43,090          41,823          39,447          36,723          32,881

SELECTED INCOME STATEMENT DATA
Total interest income (taxable-equivalent)(1) ....   $     38,810    $     32,118    $     30,712    $     27,947    $     25,781
Total interest expense ...........................         19,405          13,999          14,117          12,495          11,600
                                                     ------------    ------------    ------------    ------------    ------------
      Net interest income ........................         19,405          18,119          16,595          15,452          14,181
Provision for loan losses ........................          1,203             956             314             227             605
                                                     ------------    ------------    ------------    ------------    ------------
      Net interest income after provision for
        loan losses ..............................         18,202          17,163          16,281          15,225          13,576

Net gain on security sales .......................              2               9             219              78              70
Other noninterest income .........................          4,029           3,482           3,088           2,429           2,300
                                                     ------------    ------------    ------------    ------------    ------------
      Total noninterest income ...................          4,031           3,491           3,307           2,507           2,370
Merger-related expenses ..........................            170             510               0               0               0
Other noninterest expense ........................         15,370          14,446          13,433          12,270          12,566
                                                     ------------    ------------    ------------    ------------    ------------
      Total noninterest expense ..................         15,540          14,956          13,433          12,270          12,566
                                                     ------------    ------------    ------------    ------------    ------------
      Income before income taxes .................          6,693           5,698           6,155           5,462           3,380
Income taxes .....................................          2,070           1,905           2,042           1,955           1,090
Less taxable equivalent adjustment ...............            383             390             263             127             142
                                                     ------------    ------------    ------------    ------------    ------------
      Net income .................................   $      4,240    $      3,403    $      3,850    $      3,380    $      2,148
                                                     ============    ============    ============    ============    ============

PER SHARE DATA(3)
Net income - basic ...............................   $       2.03    $       1.62    $       1.86    $       1.69    $       1.07
Net income - diluted .............................   $       2.01    $       1.58    $       1.80    $       1.64    $       1.05
Cash dividends declared ..........................   $       0.65    $       0.57    $       0.49    $       0.38    $       0.35
Book value .......................................   $      20.75    $      19.16    $      19.02    $      17.90    $      16.44
Average shares outstanding .......................      2,093,393       2,106,579       2,071,214       2,004,809       2,001,160

OTHER DATA
Net interest margin ..............................           4.06%           4.36%           4.29%           4.46%           4.36%
Allowance for loan losses to non-accrual loans ...         256.19%         159.08%         200.13%         217.18%         168.50%
Nonperforming assets to total assets .............           0.35%           0.50%           0.34%           0.38%           0.43%
Stockholders' equity to total assets, ............           7.95%           8.52%           8.93%           9.39%           9.11%
Average stockholders' equity to average assets ...           8.16%           8.76%           9.25%           9.17%           9.19%
Return on assets (ratio of net income to
  average total assets) ..........................           0.84%           0.76%           0.93%           0.91%           0.61%
Return on stockholders' equity (ratio of net
  income to average equity) ......................          10.24%           8.73%          10.07%           9.91%           6.69%
Dividend payout ratio ............................          32.08%          35.06%          26.39%          22.66%          32.17%
Facilities:
    Number of full-service offices ...............             12              11              11               9               9
    Number of limited services offices ...........              8               8               8               6               6

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.

(2)  Excludes SFAS 115 mark-to-market equity adjustment.

(3) All per share information presented in this report has been retroactively restated to give effect to the 3 for 2 stock split, declared in April 1998 and the 10% stock dividend declared in October 1998 and the issuance of shares in connection with the merger of Pyramid Bancorp, Inc. in 1999, as if each occurred as of January 1, 1996.

(4) Restated to reflect the December 31, 1999 acquisition of Pyramid Bancorp which was accounted for as a pooling-of-interests.

                        SELECTED QUARTERLY FINANCIAL DATA

The following table sets forth certain unaudited income and expense data on a quarterly basis for the periods indicated (dollars in thousands, except per share data):

                                                      2000                                          1999
                                 ---------------------------------------------   ---------------------------------------------
                                    3/31        6/30        9/30       12/31        3/31        6/30        9/30       12/31
                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Interest income
  (taxable-equivalent)(1) ....   $   8,859   $   9,541   $  10,073   $  10,337   $   7,670   $   7,853   $   8,119   $   8,476
Interest expense .............       4,092       4,694       5,210       5,409       3,434       3,421       3,457       3,687
                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net interest income ......       4,767       4,847       4,863       4,928       4,236       4,432       4,662       4,789
Provision for loan losses ....         166         178         131         728          68          68         660         160
Noninterest income ...........         759         816         808       1,648         677         757       1,264         792
Noninterest expense ..........       3,943       3,609       3,604       4,384       4,101       3,267       3,334       4,253
                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Income before taxes ......       1,417       1,876       1,936       1,464         744       1,854       1,932       1,168
Income taxes .................         403         576         582         509         184         599         600         522
Less taxable equivalent
  adjustment .................         102          94          96          91          97          96          98          99
                                 =========   =========   =========   =========   =========   =========   =========   =========
    Net income ...............   $     912   $   1,206   $   1,258   $     864   $     463   $   1,159   $   1,234   $     547
                                 =========   =========   =========   =========   =========   =========   =========   =========

Basic earnings per share .....   $    0.43   $    0.57   $    0.60   $    0.43   $    0.23   $    0.55   $    0.58   $    0.26
                                 =========   =========   =========   =========   =========   =========   =========   =========

Diluted earnings per share ...   $    0.42   $    0.57   $    0.60   $    0.42   $    0.22   $    0.54   $    0.57   $    0.25
                                 =========   =========   =========   =========   =========   =========   =========   =========

Dividends per share ..........   $    0.15   $    0.20   $    0.15   $    0.15   $    0.14   $    0.14   $    0.14   $    0.15
                                 =========   =========   =========   =========   =========   =========   =========   =========

(1) Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a tax-equivalent basis.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
GENERAL

         The following discussion is intended as a review of significant factors affecting the Corporation's financial condition and results of operations, as of and for the period ended December 31, 2000, as well as providing comparisons with previous years. This discussion should be read in conjunction with the Consolidated Financial Statements and accompanying notes and the selected financial data presented elsewhere in this report.

NET INTEREST INCOME

         Net interest income equals the difference between interest earned on assets and the interest paid on liabilities and is a measure of how effectively management has balanced and allocated the Corporation's interest rate sensitive assets and liabilities. Net interest income is the most significant component of earnings. Taxable-equivalent adjustments to interest income involve the conversion of tax-exempt sources of interest income to the equivalent amounts of interest income that would be necessary to derive the same net return if the investments had been subject to income taxes on a fully tax equivalent basis. A 34% incremental income tax rate, consistent with the Corporation's historical experience, is used in the conversion of tax-exempt interest income to a taxable-equivalent basis.

         Net interest income on a fully tax equivalent basis increased to $19.4 million in 2000, compared with $18.1 million in 1999 and $16.6 million in 1998. This increase of $1.3 million in net interest income in 2000 was due primarily to an increase in the volume of earning assets in 2000 (a $5.2 million increase). This gain was partially offset by an increase in the volume of interest bearing liabilities (a $2.8 million increase) and the higher interest rates paid on deposits and borrowings (a $1.8 million increase).

         The total increase in average earning assets was primarily due to an increase in average loans of $70.5 million. All of the loan growth was internally generated. Interest bearing liabilities increased $56.4 million in 2000. The Corporation's entrance into new markets, introduction of new products and its pricing of time deposits were contributing factors to the growth in deposits.

            The following table sets forth, for the periods indicated, information regarding the average balances of assets and liabilities and the total dollar amount of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resulting yields, interest rate spread, ratio of interest-earning assets to interest-bearing liabilities, and net interest margin. Average balances have been calculated using average daily balances during such periods (dollars in thousands):

                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                                               2000
                                           --------------------------------------------
                                              AVERAGE                         AVERAGE
                                              BALANCE        INTEREST           RATE
                                           ------------    ------------    ------------
ASSETS
Loans(1),(2)                               $    406,542    $     34,146            8.40%
Loans exempt from federal
  income taxes(3)                                   450              53           11.78%
Taxable investment securities                    18,000           1,112            6.18%
Mortgage-related securities                      32,978           2,149            6.52%
Investment securities exempt
  from federal income taxes(3)                   15,020           1,074            7.15%
Other securities                                  4,767             276            5.79%
                                           ------------    ------------
Interest earning assets                         477,757          38,810            8.12%
Non interest earning assets                      29,741
                                           ------------
    Average assets                         $    507,498
                                           ============

LIABILITIES AND STOCKHOLDERS'
  EQUITY
NOW deposits                               $     33,405             684            2.05%
Money market deposits                            47,680           2,452            5.14%
Savings deposits                                 70,411           1,521            2.16%
Time deposits                                   176,073           9,686            5.50%
Borrowings                                       76,087           5,062            6.65%
                                           ------------    ------------
Interest bearing liabilities                    403,656          19,405            4.81%
                                                           ------------
Demand deposits and other non
  interest bearing liabilities                   62,454
Stockholders' equity                             41,388
                                           ------------
    Average liabilities and
      Stockholders' equity                 $    507,498
                                           ============
Net interest income/spread                                 $     19,405            3.31%
                                                           ============    ============
Net interest earning assets                $     74,101
                                           ============

Net interest margin                                                                4.06%
                                                                           ============
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                              1.18
                                           ============



                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                                               2000
                                           --------------------------------------------
                                              AVERAGE                         AVERAGE
                                              BALANCE        INTEREST           RATE
                                           ------------    ------------    ------------

ASSETS
Loans(1),(2)                               $    336,079    $     27,296            8.12%
Loans exempt from federal
  income taxes(3)                                   526              56           10.65%
Taxable investment securities                    16,140           1,019            6.31%
Mortgage-related securities                      36,688           2,083            5.68%
Investment securities exempt
  from federal income taxes(3)                   15,483           1,091            7.05%
Other securities                                 11,074             573            5.17%
                                           ------------    ------------
Interest earning assets                         415,990          32,118            7.72%
Non interest earning assets                      28,991
                                           ------------
    Average assets                         $    444,981
                                           ============

LIABILITIES AND STOCKHOLDERS'
  EQUITY
NOW deposits                               $     32,149             546            1.70%
Money market deposits                            31,698           1,159            3.66%
Savings deposits                                 71,082           1,506            2.12%
Time deposits                                   185,185           9,306            5.03%
Borrowings                                       27,177           1,482            5.45%
                                           ------------    ------------
Interest bearing liabilities                    347,291          13,999            4.03%
                                                           ------------
Demand deposits and other non
    interest bearing liabilities                 57,701
Stockholders' equity                             39,989
                                           ------------
    Average liabilities and
      Stockholders' equity                 $    444,981
                                           ============
Net interest income/spread                                 $     18,119            3.69%
                                                           ============    ============
Net interest earning assets                $     68,699
                                           ============

Net interest margin                                                                4.36%
                                                                           ============
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                              1.20
                                           ============



                                              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                                               2000
                                           --------------------------------------------
                                              AVERAGE                         AVERAGE
                                              BALANCE        INTEREST           RATE
                                           ------------    ------------    ------------

ASSETS
Loans(1),(2)                               $    295,157    $     25,142            8.52%
Loans exempt from federal
  income taxes(3)                                   600              71           11.83%
Taxable investment securities                    17,825           1,112            6.24%
Mortgage-related securities                      43,794           2,629            6.00%
Investment securities exempt
  from federal income taxes(3)                    9,542             703            7.37%
Other securities                                 19,612           1,055            5.38%
                                           ------------    ------------
Interest earning assets                         386,530          30,712            7.95%
Non interest earning assets                      26,686
                                           ------------
    Average assets                         $    413,216
                                           ============

LIABILITIES AND STOCKHOLDERS'
  EQUITY
NOW deposits                               $     31,464             740            2.35%
Money market deposits                            26,888           1,000            3.72%
Savings deposits                                 70,889           1,641            2.31%
Time deposits                                   176,039           9,778            5.55%
Borrowings                                       17,165             958            5.58%
                                           ------------    ------------
Interest bearing liabilities                    322,445          14,117            4.38%
                                                           ------------
Demand deposits and other non
  interest bearing liabilities                   52,544
Stockholders' equity                             38,227
                                           ------------
    Average liabilities and
      Stockholders' equity                 $    413,216
                                           ============
Net interest income/spread                                 $     16,595            3.57%
                                                           ============    ============
Net interest earning assets                $     64,085
                                           ============

Net interest margin                                                                4.29%
                                                                           ============
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                              1.20
                                           ============

(1) For the purpose of these computations, nonaccrual loans are included in the daily average loan amounts outstanding.

(2) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual status during the period indicated.

(3) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields. The amount of taxable-equivalent adjustments were $383 for 2000, $390 for 1999 and $263 for 1998.

         The following table sets forth the effects of changing interest rates and volumes of interest earning assets and interest bearing liabilities on net interest income of the Corporation. Information is provided with respect to (i) effect on net interest income attributable to changes in volume (changes in volume multiplied by prior rate), (ii) effects on net interest income attributable to changes in rate (changes in rate multiplied by prior volume),
(iii) changes in a combination of rate and volume (changes in rate multiplied by changes in volume), and (iv) net change (in thousands):

                                                                      for the Year Ended December 31,
                                          --------------------------------------------------------------------------------------
                                                        2000 vs. 1999                               1999 vs. 1998
                                          ------------------------------------------  ------------------------------------------
                                                    Increase/(Decrease)                         Increase/(Decrease)
                                                          Due to                                       Due to
                                          ------------------------------     Total    ------------------------------     Total
                                                                 Volume    Increase                          Volume    Increase
                                           Volume      Rate      & Rate   (Decrease)   Volume      Rate      & Rate   (Decrease)
                                          --------   --------   --------  ----------  --------   --------   --------  ----------

Interest-Earning Assets:
  Loans receivable(1)                     $  5,723   $    932   $    195   $  6,850   $  3,486   $ (1,170)  $   (162)  $  2,154
  Loans exempt from federal
    income taxes(2)                             (8)         6         (1)        (3)        (9)        (7)         1        (15)
  Taxable investment securities                118        (22)        (3)        93       (105)        13         (1)       (93)
  Mortgage-related securities                 (211)       308        (31)        66       (427)      (143)        24       (546)
  Investment securities exempt
    from federal income taxes(2)               (33)        16          0        (17)       438        (31)       (19)       388
  Other securities                            (326)        68        (39)      (297)      (460)       (40)        18       (482)
                                          --------   --------   --------   --------   --------   --------   --------   --------
    Total interest-earning assets         $  5,262   $  1,185   $    245      6,692   $  2,923   $ (1,378)  $   (139)  $  1,406
                                          ========   ========   ========   ========   ========   ========   ========   ========

Interest-Bearing Liabilities:
  NOW deposits                            $     21   $    112   $      5   $    138   $     16   $   (206)  $     (4)  $   (194)
  Money market deposits                        584        471        238      1,293        179        (17)        (3)       159
  Savings deposits                             (14)        29          0         15          4       (139)         0       (135)
  Time deposits                               (458)       881        (43)       380        508       (932)       (48)      (472)
  Other borrowings                           2,667        326        587      3,580        559        (22)       (13)       524
                                          --------   --------   --------   --------   --------   --------   --------   --------
    Total interest-bearing liabilities    $  2,800   $  1,819   $    787      5,406   $  1,266   $ (1,316)  $    (68)      (118)
                                          ========   ========   ========   ========   ========   ========   ========   ========
Net change in net interest income                                          $  1,286                                    $  1,524
                                                                           ========                                    ========

(1) Interest earned on loans includes loan fees (which are not material in amount) and interest income which has been received from borrowers whose loans were removed from nonaccrual during the period indicated.

(2) Taxable-equivalent adjustments were made using a 34% corporate tax rate for all years presented in calculating interest income and yields. The amount of taxable-equivalent adjustments were $383 for 2000, $390 for 1999 and $263 for 1998.

PROVISION FOR LOAN LOSSES

         During 2000, the Corporation made a provision of $1.2 million to the allowance for loan losses, as compared to a provision of $956,000 in 1999 and $314,000 in 1998. The 2000 increase reflected the growth in the overall loan portfolio especially in higher risk categories of commercial and consumer (primarily automobile) loans and management's assessment of general economic conditions. Net loan charge-offs for 2000 decreased by $116,000, over 1999 to $276,000. This compares to charge-offs of $65,000 in 1998. Although management considers the allowance for loan losses to be adequate to provide for potential losses in the loan portfolio, there can be no assurance that losses will not exceed estimated amounts or that the subsidiary banks will not be required to make further and possibly larger additions to their allowance in the future.

NON-INTEREST INCOME

Non-interest income increased $540,000 in 2000 and $184,000 in 1998. The composition of non-interest income is shown in the following table (in thousands).

                                           For the Year Ended December 31,
                                          ----------------------------------
                                             2000        1999        1998
                                          ----------  ----------  ----------
Service charges on deposit accounts       $    1,030  $    1,009  $      982
Service charges on loans                         488         419         451
Net gain on securities sales                       2           9         219
Net gain on loan sales                             0          18         226
Net gain on sale of premises                   1,053         633           0
Other                                          1,458       1,403       1,429
                                          ----------  ----------  ----------
    Total noninterest income              $    4,031  $    3,491  $    3,307
                                          ==========  ==========  ==========

         Service charge income on deposit accounts increased $21,000 in 2000 and $27,000 in 1999. The increases in both years can be attributed to growth in accounts subject to service charges as well as growth in overdraft fees collected in those years.

         Service charges on loans increased $69,000 from $419,000 in 1999 to $488,000 in 2000. The 2000 increase is due directly to the increase in loans closed during the year. The decrease in loan fees from 1998 to 1999 can be attributed to the high volume of loan refinancing that occurred in 1998.

         The Corporation recorded a net gain of $2,000 on the sale of $998,000 of securities in 2000, $9,000 on the sale of $2.7 million of securities in 1999 and $219,000 on the sale of $27.8 million of securities in 1998. The proceeds from the sale of the investments were used to fund loan demand.

         The Corporation did not record any gains on the sale of loans in 2000, compared to $18,000 in 1999 and $226,000 in 1998. Lower market interest rates led to higher loan prices in 1998. The Corporation took advantage of the higher prices and sold a portion of the residential loan portfolio in 1998. Higher interest rates in 1999 and 2000 resulted in reduced opportunities to sell loans.

         In each of the years 2000 and 1999, the Corporation sold one of its banking facilities and subsequently leased it backed from the new owners. The 2000 transaction resulted in an immediate gain of $786,000 while the 1999 transaction resulted in an immediate gain of $537,000 at the time of the sale. The remaining portion of the gains will be recognized monthly over the terms of the leases. During 1999, $96,000 was accreted into income related to the 1999 transaction. During 2000, $267,000 was accreted into income related to the 1999 transaction No income has yet been accreted on the 2000 transaction.

NON-INTEREST EXPENSE

Non-interest expense increased $584,000 (3.9%) for the year ended December 31, 2000, and increased $1.5 million (11.3%) for the year ended December 31, 1999. The major components of non-interest expense are shown in the following table (in thousands).

                                            For the Year Ended December 31,
                                          ----------------------------------
                                             2000        1999        1998
                                          ----------  ----------  ----------

Salaries and employee benefits            $    8,893  $    8,406  $    7,685
Premises and equipment                         2,524       2,231       2,097
Data processing fees                             873         921         915
Federal deposit insurance premiums                83         116         115
Merger-related expenses                          170         510           0
Other                                          2,997       2,772       2,621
                                          ----------  ----------  ----------
    Total noninterest expense             $   15,540  $   14,956  $   13,433
                                          ==========  ==========  ==========

Salaries and employee benefits increased $487,000 in 2000, reflecting additional staff hires particularly in the loan generation and loan services area, higher benefit costs, changes in personnel and normal pay raises. Salaries and employee benefits increased $721,000 in 1999. Besides normal pay increases and staff additions in 1999 the Corporation expensed $290,000 associated with employee bonuses that were paid in the year 2000 based on 1999 performance. The 1999 increase also reflected the higher cost of employee benefits, particularly medical insurance which increased $131,000.

Premises and equipment expense increased $293,000 in 2000 and $134,000 in 1999. The lease payments associated with the facilities sold in 2000 and 1999 and maintenance of the Corporation's facilities contributed to the increase.

         Data processing fees decreased $48,000 in 2000 and increased $6,000 in 1999. The decrease in 2000 was due the negotiating a new contract with the Corporation's data processing service provider.

         Federal deposit insurance fees represent premiums paid for FDIC insurance on the banks' deposits. The FDIC assesses the banks based on the level of deposits. In 2000 the premiums paid by the Corporation amounted to $83,000 compared to $116,000 in 1999 and $115,000 in 1998. The decrease in the 2000 insurance premium was due to the reduced charge levied against financial institutions paying into the Savings Association Insurance Fund.

         In 2000, the Corporation expensed $170,000 of costs associated the pending acquisition of CBOC, Inc. In 1999 the Corporation incurred $510,000 in expenses related to the Pyramid Bancorp acquisition. These expenses consisted of legal fees, accounting fees, printing costs and consulting fees.

         Other expenses increased $225,000 in 2000 compared to 1999. Other expenses increased $151,000 in 1999. The increases are the result of changes in operating expenses such as consulting fees, examination costs, accounting fees, and employee training.

INCOME TAXES

         The Corporation's consolidated income tax rate varies from statutory rates principally due to interest income from tax-exempt securities and loans and interest income on assets held in the portfolios of M&M Lincoln Investment Corporation, Lincoln Investment Management Corporation and GSB Investments for which state taxes are not imposed. The Corporation recorded provisions for income taxes totaling $2.1 million in 2000, $1.9 million in 1999 and $2.0 million in 1998. The corresponding effective tax rate for the same years were 32.8%, 35.9% and 34.7%. The increased effective tax rate in 1999 is the result of merger related expenses of $510,000 which were not tax deductible.

NET INCOME

         For the years ended December 31, 2000, 1999 and 1998, the Corporation posted net income of $4.2 million, $3.4 million and $3.9 million, respectively. The 2000 and 1999 earnings were effected by one-time merger-related expenses associated with the pending acquisition of CBOC, Inc and the completed acquisition of Pyramid Bancorp offset by the gain on sales of premises in those years.

LOANS RECEIVABLE

         Net loans receivable increased $70.6 million, or 19.4%, from $363.4 million at December 31, 1999, to $434.1 million at December 31, 2000. Loans receivable consist mainly of commercial loans secured by business assets, real estate and guarantees and mortgages secured by residential properties located in the Corporation's primary market area. The following table shows the composition of the Corporation's loan portfolio on the dates indicated (in thousands):

                                                                     At December 31,
                                               ----------------------------------------------------------
                                                  2000        1999        1998        1997        1996
                                               ----------  ----------  ----------  ----------  ----------
First Mortgage:
  Conventional single-family residential       $   90,244  $   70,836  $   61,685  $   72,538  $   73,829
  Commercial and multifamily residential          160,482     145,241     127,034      93,673      75,420
  Construction and land                            47,039      32,618      20,194      22,246      16,635
  Farmland                                            307         296         326         139         252
                                               ----------  ----------  ----------  ----------  ----------
                                                  298,072     248,991     209,239     188,596     166,136
Commercial business loans                         105,367      88,332      80,238      71,262      57,764
Consumer and installment loans                     28,766      19,729      16,250      14,624      13,493
Lease financing                                     1,606       2,017       2,599       2,311         599
Home equity loans                                   4,457       6,960       6,576       6,013       5,325
Other                                                 321       1,031         930       1,086         838
                                               ----------  ----------  ----------  ----------  ----------
                                                  140,517     118,069     106,593      95,296      78,019
Less:
  Deferred loan fees                                   24          43          53          65          30
  Allowance for loan losses                         4,509       3,582       3,018       2,769       2,610
                                               ----------  ----------  ----------  ----------  ----------
                                               $  434,056  $  363,435  $  312,761  $  281,058  $  241,515
                                               ==========  ==========  ==========  ==========  ==========

         The following table presents information as of December 31, 2000 regarding first mortgage and commercial business loan maturities and contractual principal repayments of loans during the periods indicated. Loans with adjustable interest rates are shown maturing in the year of their contractual maturity. Also provided are the amounts due after one year classified according to the sensitivity to changes in interest rates. (dollars in thousands)

                                                          AFTER ONE BUT
                                             WITHIN ONE    WITHIN FIVE     AFTER FIVE
                                                YEAR          YEARS           YEARS          TOTAL
                                             ----------   -------------    ----------     ----------
COMMERCIAL BUSINESS LOANS                    $   55,518     $   46,153     $    3,696     $  105,367
FIRST MORTGAGE LOANS                             69,140        142,302         86,630        298,072
                                             ----------     ----------     ----------     ----------
                                             $  124,658     $  188,455     $   90,326     $  403,439
                                             ==========     ==========     ==========     ==========
LOANS MATURING AFTER ONE YEAR WITH:
FIXED INTEREST RATES                                        $  177,529     $   35,739
VARIABLE INTEREST RATES                                         10,926         54,587
                                                            ----------     ----------
                                                            $  188,455     $   90,326
                                                            ==========     ==========

ALLOWANCE FOR LOAN LOSSES

         The Corporation maintains an allowance for loan losses to absorb estimated losses in its loan portfolio. Management's determination of the adequacy of the allowance is based on review of specific loans, past loan loss experience, general economic conditions and other pertinent factors. If, as a result of charge-offs or increases in the risk factors of the loan portfolio, the allowance is below the level considered to be adequate to absorb estimated losses, the periodic provision to the allowance is increased. Loans deemed uncollectible are charged off and deducted from the allowance. The allowance for loan losses increased from $3.6 million at December 31, 1999, to $4.5 million at December 31, 1999. This increase was primarily due to the growth in loan portfolio and the general uncertainty regarding economic conditions, and to a lesser extent the increase in non-performing loans and charge-offs recorded in 2000 and 1999. The ratio of the allowance for loan losses to total loans was 1.04% for 2000 and 0.99% in 1999. Based on the present economic environment and its present analysis of the financial condition of the borrowers, the Corporation considers the present allowance to be appropriate and adequate to cover potential losses inherent in the loan portfolio, however, changes in future economic conditions and in the financial condition of borrowers cannot be predicted at this time. Deterioration in such conditions could result in increases in charge-offs or adversely classified loans and accordingly, in additional provisions for loan losses.

         The balance of the allowance for loan losses and actual loss experience for the last five years is summarized in the following table (dollars in thousands):

                                                            At or for the Year Ended At December 31,
                                               2000           1999           1998           1997           1996
                                             --------       --------       --------       --------       --------
Balance at beginning of year                 $  3,582       $  3,018       $  2,769       $  2,610       $  2,191
Charge-offs:
  Conventional single-family mortgage
    Residential                                    89             25              0              0             70
  Commercial business loans                       107            290             42             25            141
  Consumer and installment loans                   92             94             41             50             10
                                             --------       --------       --------       --------       --------
Total charge-offs                                 288            409             83             75            221
Recoveries                                        (12)           (17)           (18)            (7)           (35)
                                             --------       --------       --------       --------       --------
Net charge-offs                                   276            392             65             68            186
Provisions charged to operations                1,203            956            314            227            605
                                             --------       --------       --------       --------       --------
Balance at end of year                       $  4,509       $  3,582       $  3,018       $  2,769       $  2,610
                                             ========       ========       ========       ========       ========
Ratios:
 Net charge-offs to average
   loans outstanding                             0.07%          0.12%          0.02%          0.03%          0.08%
 Net charge-offs to total allowance              6.12%         10.97%          2.15%          2.46%          7.13%
 Allowance to year end gross loans
   outstanding                                   1.04%          0.98%          0.96%          0.98%          1.07%

NON-PERFORMING AND DELINQUENT LOANS

         When in the opinion of management, serious doubt exists as to the collectibility of a loan, the loan is placed on non-accrual status and interest previously accrued but unpaid is deducted from interest income. The Corporation does not recognize income on any loans past due 90 days or more. In 2000, $42,000 of additional income on nonaccrual loans would have been reported if the loans had been current in accordance with their original terms and had been outstanding throughout the year. Additionally, in 2000 the Corporation recorded $56,000 of interest income on non-accrual loans. The following table summarizes non-performing assets on the dates indicated (dollars in thousands):

                                                                       At December 31,
                                                2000          1999          1998          1997          1996
                                             ----------    ----------    ----------    ----------    ----------

Nonaccrual loans                             $    1,760    $    2,251    $    1,508    $    1,275    $    1,549
Other real estate owned                             117           107             0           228             0
                                             ----------    ----------    ----------    ----------    ----------
Total non-performing assets                  $    1,877    $    2,358    $    1,508    $    1,275    $    1,549
                                             ==========    ==========    ==========    ==========    ==========
             Ratios:
  Non-accrual loans to total loans                 0.40%         0.61%         0.48%         0.45%         0.63%
  Allowance to non-accrual loans                 256.19%       159.08%       200.13%       217.18%       168.50%
  Non-performing assets to total assets            0.35%         0.50%         0.34%         0.38%         0.43%

INVESTMENT AND MORTGAGE RELATED SECURITIES

         The investment portfolio is intended to provide the Corporation with adequate liquidity, flexibility in asset/liability management and lastly its earning potential. Investment securities at December 31, 2000 were $61.6 million compared to $66.1 million on December 31, 1999. The balance of investment securities decreased primarily as a result of the additional funding needed to support the loan portfolio growth.

         Management determines the appropriate classification of securities (including mortgage-related securities) at the time of purchase.
Held-to-maturity securities are stated at amortized cost where as available for sale securities are stated at fair value with changes in fair value reflected as a component of equity, net of tax. See notes one and two to Consolidated Financial Statements for further details.

         The amortized cost of debt securities are adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security. Interest and dividends are included in interest income from the related securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

         The reason for the decrease in investment securities is the increase in demand for funds for lending purposes. Funding for additional loans came primarily from government agency mortgage-backed securities which either matured or prepaid. The following table sets forth the Corporations estimated fair value of investment securities available-for-sale at the dates indicated (in thousands):

                                                            At December 31,
                                                    2000         1999         1998
                                                 ----------   ----------   ----------
Mutual funds                                     $    3,044   $    3,038   $    3,059
U.S. Treasury and other
  government agency securities                        8,331       11,687        7,765
Small Business Administration
  certificates                                          393          444          628
State and political subdivision securities           16,707       17,618       10,668
Corporate bonds                                          50           --           --
Collateralized mortgage obligations                  12,458        9,264        8,401
Government agency mortgage-backed
  securities                                         20,629       24,078       30,272
                                                 ----------   ----------   ----------
                                                 $   61,612   $   66,129   $   60,793
                                                 ==========   ==========   ==========

         The following table sets forth the Corporation's amortized cost of investment securities held-to-maturity at the dates indicated (in thousands):

                                                           At December 31,
                                                    2000         1999         1998
                                                 ----------   ----------   ----------
State and political subdivision securities       $        0   $        0   $    5,794
Government agency mortgage-backed
  securities                                              0            0        1,165
                                                 ----------   ----------   ----------
                                                 $        0   $        0   $    6,959
                                                 ==========   ==========   ==========


         The maturity distribution (based upon the average life), and weighted average yield of the securities portfolio of the Corporation as of December 31, 2000 are summarized in the following table (dollars in thousands):

                                         WITHIN ONE YEAR        ONE TO FIVE YEARS       FIVE TO TEN YEARS         OVER TEN YEARS
                                      --------------------    --------------------    --------------------    --------------------
                                                  WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                                                   AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                                       AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD
                                      --------    --------    --------    --------    --------    --------    --------    --------
Mutual funds                          $  3,173        6.53%   $     --          --%   $     --          --%   $     --          --%
U.S. Treasury and other
  government agency securities           2,873        5.21       4,513        5.75       1,008        6.47          --          --
Small Business Administration
  certificates                              --          --         113        7.69          82       11.37         184        8.61
State and political subdivision
  certificates                              15        5.60       2,342        5.12      10,435        4.81       4,151        4.45
Corporate bonds                             50        6.33          --          --          --          --          --          --
Collateralized mortgage obligations        978        6.63       9,325        6.67       1,950        6.41         200        6.44
Government agency mortgage-backed
  securities                               292        6.49       9,115        6.30       8,125        6.46       3,182        6.34
                                      --------    --------    --------    --------    --------    --------    --------    --------
                                      $  7,381        6.66%   $ 25,408        6.23%   $ 21,600        5.68%   $  7,717        5.38%
                                      ========    ========    ========    ========    ========    ========    ========    ========

         Weighted average yield is calculated by dividing income within each maturity range by the outstanding amount of the related investment based on amortized costs.

TOTAL DEPOSITS

         The Corporation continues to stress its philosophy of core deposit accumulation and retention as the fundamental basis for sound growth and profitability. Core deposits consist of all deposits other than public funds and certificates of deposit in excess of $100,000.

         Deposits increased $24.5 million to $401.8 million on December 31, 2000, from $377.3 million on December 31, 1999. This compares to a $5.2 million increase in 1999. The average increase in time deposits occurred via increases in retail certificates of deposits and retail jumbo certificates of deposits, while the increase in non-interest bearing demand deposits can be attributed to the additional commercial account relationships being established by the Banks. The following table sets forth the average amount of and the average rate paid by the Banks on deposits by deposit category (dollars in thousands):

                                                                     At December 31,
                                                    2000                   1999                    1998
                                           --------------------    --------------------    --------------------
                                            Average     Average     Average     Average     Average     Average
                                            Amount       Rate       Amount       Rate       Amount       Rate
                                           --------    --------    --------    --------    --------    --------
Non-interest-bearing demand deposits       $ 60,004        0.00%   $ 55,933        0.00%   $ 50,518        0.00%
NOW and money market deposits                81,085        3.87      63,847        2.67      58,352        2.98
Savings deposits                             70,411        2.16      71,082        2.12      70,889        2.31
Time deposits                               176,073        5.50     185,185        5.03     176,039        5.55
                                           --------    --------    --------    --------    --------    --------
                                           $387,573        3.70%   $376,047        3.33%   $355,798        3.69%
                                           ========    ========    ========    ========    ========    ========

         Maturities of time deposits and certificate accounts with balances of $100,000 or more, outstanding at December 31, 2000, are summarized as follows (in thousands):

3 MONTHS OR LESS                 $   21,008
OVER 3 THROUGH 6 MONTHS               5,014
OVER 6 THROUGH 12 MONTHS              9,217
OVER 12 MONTHS                        2,705
                                 ----------
   TOTAL                         $   37,944
                                 ==========


SHORT-TERM BORROWINGS

         Although deposits are the Corporation's primary source of funds, the Corporation's policy has been to utilize short-term borrowings as an alternative for less costly source of funds. The Corporation utilizes short-term borrowings as a part of its asset/liability management strategy. Borrowings are secured when management believes it can profitably re-invest those funds for the benefit of the Corporation. A significant component of the Corporation's short-term borrowings are federal funds purchased and advances from the Federal Home Loan Bank (FHLB)of Chicago. The FHLB advances are collateralized by the capital stock of the FHLB-Chicago held by the Corporation and certain mortgage loans and mortgage related securities. Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities.

         The following table shows outstanding amounts of short-term borrowings together with the weighted average interest rates, at December 31, for each of the past three years (dollars in thousands).

                                                                At December 31,
                                             2000                    1999                    1998
                                      --------------------    --------------------    --------------------
                                      Balance      Rate       Balance      Rate       Balance      Rate
                                      --------    --------    --------    --------    --------    --------
Federal funds purchased               $ 33,450        6.92%   $  7,450        5.74%   $  9,500        5.24%
Federal Home Loan Bank advances         39,400        6.80      31,700        5.84       5,900        5.20
                                      --------    --------    --------    --------    --------    --------
                                      $ 72,850        6.86%   $ 39,150        5.82%   $ 15,400        5.22%
                                      ========    ========    ========    ========    ========    ========

         The following table shows the maximum amounts outstanding of short-term borrowings, together with the weighted average interest rates, at December 31, for each of the past three years (dollars in thousands).

                                                At December 31,
                                         2000         1999         1998
                                      ----------   ----------   ----------
Federal funds purchased               $   33,450   $    7,450   $    9,500
Federal Home Loan Bank advances           43,400       31,700        5,900
                                      ----------   ----------   ----------
                                      $   76,850   $   39,150   $   15,400
                                      ==========   ==========   ==========

         The following table shows for the periods indicated the daily average amount outstanding for the categories of short-term borrowings, the interest paid and the weighted average rates (dollars in thousands).

                                                                At December 31,
                                              2000                    1999                    1998
                                      --------------------    --------------------    --------------------
                                       BALANCE      RATE       Balance      Rate       Balance      Rate
                                      --------    --------    --------    --------    --------    --------
Federal funds purchased               $ 24,519        6.77%   $  6,172        5.44%   $  1,919        5.74%
Federal Home Loan Bank advances         38,302        6.62       7,573        5.82       3,189        5.55
                                      --------    --------    --------    --------    --------    --------
                                      $ 62,821        6.68%   $ 13,745        5.65%   $  5,108        5.62%
                                      ========    ========    ========    ========    ========    ========

CAPITAL RESOURCES AND ADEQUACY

         Stockholders' equity increased from $40.4 million at December 31, 1999 to $42.8 million at December 31, 2000. The $4.2 million increase from net income and the $1.1 million decrease in the unrealized loss on securities available-for-sale was offset by the payment of $1.4 million in cash dividends to shareholders and the net purchase of treasury shares of $1.5 million.

         Pursuant to regulations promulgated by the Federal Reserve Board, bank holding companies are required to maintain minimum levels of core capital as a percent of total assets and total capital as a percent of risk-based assets. The minimum core capital requirement ranges from 3% to 5% of total assets, depending upon the Federal Reserve Board's determination of the financial institution's strength. Similar capital guidelines are also established for the individual banking subsidiaries of the Corporation. Most financial institutions are required to meet a minimum core capital requirement of 4% or more of total assets. The regulations assign risk weightings to assets and off-balance sheet items and require minimum risk-based capital ratios. Bank holding companies generally are required to have total capital equal to not less than 8% of risk weighted assets. Core capital consists principally of stockholders' equity less intangibles, while qualifying total capital consists of core capital, certain debt instruments and a portion of the reserve for loan losses. As of December 31, 2000, the Corporation had a core-capital to total assets ratio of 7.95%, and Lincoln State Bank, Franklin State Bank, Grafton State Bank and Lincoln Community Bank had risk-based capital ratios of 9.50%, 9.09%, 10.99% and 10.27%, respectively. These ratios are above the 2000 minimum requirements established by regulatory agencies.

         For a summary of the Banks' regulatory capital ratios at December 31, 2000, please see Note Seven to the Consolidated Financial Statements.

         Management strives to maintain a strong capital position to take advantage of opportunities for profitable geographic and product expansion and to maintain depositor and investor confidence. Conversely, management believes that capital must be maintained at levels that provide adequate returns on the capital employed. Management actively reviews capital strategies for the Corporation and for each of its subsidiaries to ensure that capital levels are appropriate based on perceived business risks, growth and regulatory standards.

LIQUIDITY

         Liquidity is the ability to meet withdrawal requirements on deposit accounts and satisfy loan demand. The principal sources of liquidity for the subsidiary banks include additional deposits, repayments on loans and investment securities, collections of interest, sales of investments, borrowings and the retention of earnings.

         The Corporation's liquidity, represented by cash and cash equivalents, is a product of its operating activities, investing activities and financing activities. These activities are summarized below (dollars in thousands):

                                                                Year Ended December 31,
                                                           2000          1999          1998
                                                        ----------    ----------    ----------

Cash and cash equivalents at beginning of period        $   22,791    $   40,562    $   26,050
Operating Activities:
  Net income                                                 4,240         3,403         3,850
  Adjustments to reconcile net income to net cash
      provided by operating activities                        (584)         (427)          552
                                                        ----------    ----------    ----------
  Net cash provided by operating activities                  3,856         3,656         5,020
Net cash used by investing activities                      (64,439)      (51,765)      (36,180)
Net cash provided by financing activities                   56,593        30,338        45,672
                                                        ----------    ----------    ----------
Increase (decrease) in cash and cash equivalents            (3,990)      (17,771)       14,512
                                                        ----------    ----------    ----------
    Cash and cash equivalents at end of period          $   18,801    $   22,791    $   40,562
                                                        ==========    ==========    ==========

         Net cash was provided by operating activities during the years ended December 31, 2000, 1999 and 1998 primarily as a result of normal ongoing business operations. The non-cash items, such as the provisions for loan losses and depreciation and the net amortization of premiums, also contributed to net cash provided by operating activities during these periods.

         Liquidity is also necessary at the parent company level. The parent company's primary source of funds are dividends from subsidiaries, borrowings and proceeds from issuance of equity. The parent company manages its liquidity position to provide the funds necessary to pay dividends to shareholders, service debt, invest in subsidiaries and satisfy other operating requirements. Dividends received from subsidiaries totaled $2.2 million, $1.7 million and $4.8 million for the years ended December 31, 2000, 1999 and 1998 respectively, and will continue to be the parent's main source of long-term liquidity. The dividends from the Banks were sufficient to pay cash dividends to the Corporation's shareholders of $1.4 million, $1.2 million and $1.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. At December 31, 2000, the parent company had two $10.0 million lines of credit with unaffiliated banks, with an outstanding balance of $2.7 million.

INTEREST RATE SENSITIVITY MANAGEMENT

         Financial institutions are subject to interest rate risk to the extent their interest-bearing liabilities (primarily deposits) mature or reprice at different times and on a different basis than their interest-earning assets (consisting primarily of loans and securities). Interest rate sensitivity management seeks to match maturities on assets and liabilities and avoid fluctuating net interest margins while enhancing net interest income during periods of changing interest rates. The difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within the same time period is referred to as an interest rate gap. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During periods of rising interest rates, a negative gap tends to adversely affect net interest income while a positive gap tends to result in an increase in net interest income. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income while a positive gap tends to adversely affect net interest income.

         The following table shows the interest rate sensitivity gap for four different time intervals as of December 31, 2000. Assumptions regarding prepayment and withdrawal rates are based upon the Corporation's historical experience, and management believes such assumptions are reasonable.

                                                                             AMOUNT MATURING OR REPRICING
                                                     ------------------------------------------------------------------------------
                                                        WITHIN       SIX TO TWELVE     ONE TO FIVE        OVER
                                                      SIX MONTHS         MONTHS            YEARS        FIVE YEARS         TOTAL
                                                     ------------    -------------     ------------    ------------    ------------
                                                                                (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
FIXED-RATE MORTGAGE LOANS                            $     28,948     $     17,957     $    129,004    $     30,890    $    206,799
ADJUSTABLE-RATE MORTGAGE LOANS                             28,628           13,169           39,278             121          81,196
                                                     ------------     ------------     ------------    ------------    ------------
      TOTAL MORTGAGE LOANS                                 57,576           31,126          168,282          31,011         287,995
COMMERCIAL BUSINESS LOANS                                  52,871            8,616           46,815           3,740         112,042
CONSUMER LOANS                                              7,464            3,239           18,691           2,619          32,013
LEASE FINANCING                                                 0                0            1,606               0           1,606
HOME EQUITY LOANS                                           4,356                6               97               0           4,459
TAX-EXEMPT LOANS                                              450                0                0               0             450
MORTGAGE-RELATED SECURITIES                                15,957              974            9,370           6,786          33,087
FIXED RATE INVESTMENT SECURITIES AND OTHER                  3,476            3,492            3,777          14,293          25,038
VARIABLE RATE INVESTMENT SECURITIES AND OTHER               5,511            3,022               25              25           8,583
                                                     ------------     ------------     ------------    ------------    ------------
      TOTAL INTEREST-EARNING ASSETS                  $    147,661     $     50,475     $    248,663    $     58,474    $    505,273
                                                     ============     ============     ============    ============    ============

INTEREST-BEARING LIABILITIES:
DEPOSITS
  TIME DEPOSITS                                      $     76,187     $     50,588     $     45,916    $          0    $    172,691
  NOW ACCOUNTS                                              1,767            1,767           17,669           8,245          29,448
  SAVINGS ACCOUNTS                                          3,895            4,598           38,947          17,471          64,911
  MONEY MARKET ACCOUNTS                                    26,261            2,293           22,929          10,840          62,323
  ADVANCE PAYMENTS FOR TAXES AND INSURANCE                      0              346                0               0             346
  BORROWINGS                                               77,715            6,400            4,300               0          88,415
                                                     ------------     ------------     ------------    ------------    ------------
    TOTAL INTEREST-BEARING LIABILITIES               $    185,825     $     65,992     $    129,761    $     36,556    $    418,134
                                                     ============     ============     ============    ============    ============
INTEREST-EARNING ASSETS LESS INTEREST-BEARING
  LIABILITIES                                        $    (38,164)    $    (15,517)    $    118,902    $     21,918    $     87,139
                                                     ============     ============     ============    ============    ============
CUMULATIVE INTEREST RATE SENSITIVITY GAP             $    (38,164)    $    (53,681)    $     65,221    $     87,139
                                                     ============     ============     ============    ============
CUMULATIVE INTEREST RATE SENSITIVITY GAP AS A
  PERCENTAGE OF TOTAL ASSETS                                (7.09)%          (9.98)%          12.12%          16.20%
                                                     ============     ============     ============    ============

         At December 31, 2000, the Corporation's cumulative ratio of interest-rate sensitive assets to interest-rate sensitive liabilities was a negative 7.1% for six months and a negative 10.0% for one year maturities. Therefore the Corporation is negatively gapped and may benefit from falling interest rates.

         Certain shortcomings are inherent in the method of analysis presented in the table above. For example, although certain assets and liabilities have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features that restrict changes in interest rates on a short term basis over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the schedule. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Corporation's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Corporation utilizes no derivatives to mitigate its interest rate risk. To control credit risk, the Corporation relies instead on loan review and an adequate loan loss reserve (see Management's Discussion and Analysis of Financial Condition and Results of Operation).

         Interest rate risk is the risk of loss of net interest income due to changes in interest rates. This risk is addressed by the Corporation's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net interest income under various interest rate scenarios. The ALCO attempts to manage various components of the Corporation's balance sheet to minimize the impact of sudden and sustained changes in interest rate on net interest income.

         The Corporation's exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Corporation's change in net interest income in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net interest income resulting from hypothetical interest rate swings are not within the limits established by the ALCO, the asset and liability mix may be adjusted to bring interest rate risk within approved limits.

         In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets, and increase the effective maturities of certain interest-bearing liabilities. One strategy used is focusing its residential lending on adjustable rate mortgages, which generally reprice within one to three years. Another strategy used is concentrating its non-residential lending on adjustable or floating rate and/or short-term loans. The Corporation has also focused its investment activities on short and medium-term securities, while attempting to maintain and increase its savings account and transaction deposit accounts, which are considered to be relatively resistant to changes in interest rates.

         Along with the analysis of the interest rate sensitivity gap, determining the sensitivity of future earnings to a hypothetical +/- 200 basis parallel rate shock can be accomplished through the use of simulation modeling. In addition to the assumptions used to measure the interest rate sensitivity gap, simulation of earnings includes the modeling of the balance sheet as an ongoing entity. Future business assumptions involving administered rate products, prepayments for future rate sensitive balances, and the reinvestment of maturing assets and liabilities are included. These items are then modeled to project income based on a hypothetical change in interest rates. The resulting pretax income for the next 12 month period is compared to the pretax income calculated using flat rates. This difference represents the Corporation's earning sensitivity to a +/- 200 basis point parallel rate shock. The table below illustrates these amounts as of December 31, 2000.

                                    ESTIMATED
                            2001 PRETAX NET INTEREST
                                     INCOME                              PERCENT CHANGE IN
CHANGE IN INTEREST RATES     (DOLLARS IN THOUSANDS)    ACTUAL CHANGE    NET INTEREST INCOME
-------------------------   ------------------------   -------------    -------------------
200 BASIS POINT RISE               $19,049               $(1,152)              (5.70)%
150 BASIS POINT RISE                19,351                  (850)              (4.21)%
100 BASIS POINT RISE                19,622                  (579)              (2.87)%
50 BASIS POINT RISE                 19,919                  (282)              (1.40)%
BASE SCENARIO                       20,201                     0                0.00%
50 BASIS POINT DECLINE              20,491                   290                1.44%
100 BASIS POINT DECLINE             20,787                   586                2.90%
150 BASIS POINT DECLINE             21,088                   887                4.39%
200 BASIS POINT DECLINE             21,380                 1,179                5.84%

         These results are based solely on immediate and sustained parallel changes in market rates and do not reflect the earnings sensitivity that may arise from other factors such as changes in the shape of the yield curve and the change in spread between key market rates. The above results are also considered to be conservative estimates due to the fact that no management action to mitigate potential income variances are included within the simulation process. This action would include, but would not be limited to, adjustments to the repricing characteristics of any on or off balance sheet item with regard to short-term rate projections and current market value assessments.

         Another component of interest rate risk, fair value at risk, is determined by the Corporation through the technique of simulating the fair value of equity in changing rate environment. This technique involves determining the present value of all contractual asset/liability cash flows (adjusted for prepayments) based on predetermined discount rate. The net result of all these balance sheet items determine the fair value of equity. The fair value of equity resulting from the current flat rate scenario is compared to the fair value of equity calculated using discount rates +/- 200 basis points from flat rates to determine the fair value of equity at risk. Currently, fair value of equity at risk is less than 1.0% of the market value of the Corporation as of December 31, 2000.

                           BUSINESS OF THE CORPORATION
GENERAL

         Merchants and Manufacturers Bancorporation, Inc. (the Corporation), is a registered multi-bank holding company under the Bank Holding Company Act of 1956, as amended. The Corporation was organized in 1982, and in 1983 and 1984 acquired all of the outstanding stock of Lincoln State Bank, Milwaukee, Wisconsin, and Franklin State Bank, Franklin, Wisconsin, respectively. In 1993, the Corporation acquired all of the outstanding shares of Lincoln Savings Bank, S.A., Milwaukee, Wisconsin. Lincoln State Bank and Franklin State Bank were chartered as commercial banks under the Wisconsin Banking Statutes, while Lincoln Savings Bank operated as a stock savings bank until 1997. In 1997 Lincoln Savings Bank converted from a Wisconsin stock savings bank to a Wisconsin commercial bank. Upon conversion Lincoln Savings Bank changed its name to Lincoln Community Bank. In 1999, the Corporation acquired Pyramid Bancorp Inc. (Pyramid) and its subsidiary Grafton State Bank, in a pooling of interests combination. The combined company retains the name of Merchants and Manufacturers Bancorporation, Inc. The merger was consummated on December 31, 1999, with the Corporation exchanging nine shares of its common stock for each outstanding share of Pyramid.

         The Corporation operates twenty banking facilities in Milwaukee, Ozaukee and Waukesha counties. In addition to its subsidiary banks (Lincoln State Bank, Lincoln Community Bank, Grafton State Bank and Franklin State Bank), the Corporation owns three non-bank subsidiaries, the Lincoln Neighborhood Redevelopment Corporation, which was organized for the purpose of redeveloping and rejuvenating certain areas located primarily on the near south side of Milwaukee, M&M Services, Inc., which was formed in 1994 to provide operational services to the Corporation's subsidiary banks and Merchants Merger Corp which was formed in 1999 to facilitate the acquisition of Pyramid.

         On December 31, 2000 the Corporation had an outstanding agreement to merge with and acquire CBOC, Inc. (CBOC) and its subsidiary bank Community Bank of Oconto County with the Corporation exchanging 5.746 shares of its common stock for each outstanding share of CBOC common stock. The transaction is to be accounted for as a pooling of interests. The merger became effective on January 16, 2001. The following financial statements have not been restated to reflect this transaction. At December 31, 2000 CBOC had total assets of $62,612 and stockholders equity of $5,714. CBOC's net income for 2000 was $528 and earnings per share were $6.00.

         This report contains various forward-looking statements concerning the Corporation's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may also be made by the Corporation from time to time in other reports and documents as well as oral presentations. When used in written documents or oral statements, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation's control, that could cause the Corporation's actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation's loan and investment portfolio.

PRODUCTS AND SERVICES

         Through the banking subsidiaries, the Corporation provides a broad range of services to individual and commercial customers. These services include accepting demand, savings, and time deposits, including regular checking accounts, NOW accounts, money market accounts, certificates of deposit, individual retirement accounts, and club accounts. The subsidiary banks also make secured and unsecured commercial, mortgage, construction, and consumer term loans on both a fixed and variable rate basis. Historically, the terms on these loans range from one month to five years and are retained in the Bank's portfolios. The subsidiary banks also provide lines of credit to commercial borrowers and to individuals through home equity loans.

COMPETITION

         As of December 31, 2000 the four subsidiary banks primarily serve the southern half of Milwaukee County, Ozaukee County and the southeastern portion of Waukesha County, including suburbs located to the south and west of the City of Milwaukee. There are presently in excess of one hundred other financial institutions in the primary service area that directly compete with Lincoln State Bank, Grafton State Bank, Franklin State Bank and Lincoln Community Bank. In addition to competing with other commercial banks, the subsidiaries compete with savings and loan associations, credit unions, mortgage brokers, small-loan companies, insurance companies, investment banking firms and large retail companies. The principal methods of competition include interest rates paid on deposits and charged on loans, personal contacts and efforts to obtain deposits and loans, types and quality of services provided and convenience of the locations. Many of the Corporation's competitors are larger and have significantly greater financial resources than the Corporation and its subsidiaries.

EMPLOYEES

         At December 31, 2000, the Corporation and its subsidiaries employed 173 full-time and 79 part-time employees. The Corporation provides a wide range of benefits to employees, including educational activities, and considers its employee relations to be excellent. The Corporation conducts extensive training programs in order to enhance job-related knowledge and skills of its people and to train its employees with a sales-oriented approach to customers. Eligible employees participate in a 401K plan as well as group life and major medical insurance programs.

                        THE BANKS AND OTHER SUBSIDIARIES

         At or for the year ended December 31, 2000, the subsidiary banks (each consolidated with its appropriate subsidiaries; see "Other Subsidiaries") had total assets, total loans, total deposits, stockholder's equity, net income, and return on assets as follows (dollars in thousands):

                                LINCOLN STATE BANK   LINCOLN COMMUNITY BANK    GRAFTON STATE BANK    FRANKLIN STATE BANK
                                ------------------   ----------------------    ------------------    -------------------
Total assets                     $    222,678          $     112,963            $     129,294         $      70,970
Total loans                           195,717                 87,384                   92,447                62,707
Total deposits                        163,246                 82,589                  100,283                56,564
Stockholders' equity                   18,739                  9,127                   10,145                 5,666
Net income                              2,905                  1,115                    1,422                   567
Return on average assets                 1.41%                  1.00%                    1.17%                 0.88%

         The Banks have consistent products, services and delivery systems and comply with similar regulatory guidance. As such they are not segments as that term is defined in Financial Accounting Standards Board Statement 131.

LINCOLN STATE BANK

         Lincoln State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1919. Its main office is located in the city of Milwaukee while it also operates full service branch offices in the southeastern Wisconsin communities of Muskego, New Berlin, Brookfield and Pewaukee. In addition, it operates eight limited-hours facilities in Milwaukee County. At December 31, 2000, Lincoln State Bank comprised 41.4% of the consolidated assets of the Corporation.

LINCOLN COMMUNITY BANK

         Lincoln Community Bank was organized as a state chartered mutual savings and loan association under the laws of the State of Wisconsin in 1910. It operates two full service branch offices in the city of Milwaukee. In April 1993, it converted from the mutual to stock form of organization, and all of the shares of stock issued by the converted association were acquired by the Corporation. In 1997 Lincoln Community Bank converted from a Wisconsin stock savings bank to a Wisconsin commercial bank. Its principal office and a branch office are located in Milwaukee, Wisconsin. At December 31, 2000, Lincoln Community Bank comprised 21.0% of the consolidated assets of the Corporation.

GRAFTON STATE BANK

         Grafton State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1907. Its principal office and a branch office are located in Grafton, Wisconsin while it also operates another full service branch office in the Wisconsin community of Saukville. At December 31, 2000, Grafton State Bank comprised 24.0% of the consolidated assets of the Corporation.

FRANKLIN STATE BANK

         Franklin State Bank was organized as a state banking association under the laws of the State of Wisconsin in 1982. Its principal office and a branch office are located in Franklin, Wisconsin. At December 31, 2000, Franklin State Bank comprised 13.2% of the consolidated assets of the Corporation.

LINCOLN NEIGHBORHOOD REDEVELOPMENT CORPORATION

         The Lincoln Neighborhood Redevelopment Corporation (the Redevelopment Corporation) was formed in June of 1988 and is a wholly owned subsidiary of the Corporation. The Redevelopment Corporation was established to redevelop and rejuvenate certain areas located on the south-side of Milwaukee by, among other things, arresting decay and deterioration, working with local businesses to keep commercial areas strong and attractive, pursuing means to preserve and create jobs, encouraging appropriate land-use, involving community residents in economic planning and retaining and attracting businesses. As of December 31, 2000, Lincoln Neighborhood Redevelopment Corporation had assets of $166,000, $61,000 in liabilities and equity of $105,000.

M&M SERVICES, INC.

         M&M Services was formed in January of 1994 and is a wholly owned subsidiary of the Corporation. M&M Services provides operational activities to the Corporation's subsidiary banks. These activities include: human resources, auditing, marketing, financial analysis, loan document preparation, loan credit analysis and check processing.

MERCHANTS MERGER CORP.

         Merchants Merger Corp. was formed in 1999 to facilitate the merger with Pyramid Bancorp.

OTHER SUBSIDIARIES

         Lincoln State Bank, Lincoln Community Bank and Grafton State Bank each have a wholly owned subsidiary. In 1991 an investment subsidiary known as M&M - Lincoln Investment Corporation was formed to manage the majority of Lincoln State Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $13 million of mortgage-backed and other investment securities from Lincoln State Bank in exchange for 100% of the stock of the subsidiary. In 1995 an investment subsidiary known as Lincoln Investment Management Corporation was formed to manage the majority of Lincoln Community Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $21 million of mortgage-backed and other investment securities from Lincoln Community Bank in exchange for 100% of the stock of the subsidiary. In 1996 an investment subsidiary known as GSB Investments, Inc. was formed to manage the majority of Grafton State Bank's investment portfolio and to enhance the overall return of the portfolio. The subsidiary received a capital contribution of approximately $10 million of mortgage-backed and other investment securities from Grafton State Bank in exchange for 100% of the stock of the subsidiary. These subsidiaries are an intrinsic component of their respective parent banks and assets thereof are included in the total assets of the respective Banks above.

SUPERVISION AND REGULATION

         The operations of financial institutions, including bank holding companies, commercial banks and savings banks, are highly regulated, both at federal and state levels. Numerous statutes and regulations affect the businesses of the Corporation and its financial service subsidiaries.

         The Corporation's own activities are regulated by the Federal Bank Holding Company Act (the "Act"), which requires each holding company to obtain the prior approval of the Federal Reserve Board (the "Board") before acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank or before engaging, directly or indirectly, in certain enumerated activities. While the Act, with certain exceptions, previously prohibited the acquisition of banks located in other states, recently enacted legislation now generally authorizes such interstate acquisitions, subject to regulatory approval.

         The Act also prohibits, with certain exceptions acquisition of more than five percent of the voting shares of any company (directly or indirectly) doing business other than banking or performing services for its subsidiaries, without prior approval of the Board. Pursuant to the Act, the Corporation is supervised and regularly examined by the Board.

         Lincoln State Bank, Lincoln Community Bank, Grafton State Bank and Franklin State Bank are subject to extensive regulation and supervision by the Wisconsin Department of Financial Institutions. Because the deposits of all four banks are insured by the Federal Deposit Insurance Corporation (FDIC), they are also subject to supervision by the FDIC. In that connection, the banks must comply with applicable state and federal statutes and a wide range of rules and regulations promulgated by bank regulatory agencies under such statutes. To assure compliance with such laws and to ascertain their safety and soundness, the banks are periodically examined by the FDIC and the Wisconsin Department of Financial Institutions. In addition, the Corporation itself is periodically examined by the Federal Reserve Bank of Chicago. Such supervision and regulation is intended primarily to ensure the safety of deposits accepted by the banks.

                               RECENT LEGISLATION

         On November 12, 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of non-banking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, (the "GLB Act") a bank holding company that elects to become a "financial holding company" may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (i) financial in nature, (ii) incidental to any such financial activity, or (iii) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The GLB Act makes significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The GLB Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Holding Company Act. The GLB Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a "satisfactory" rating under the Community Reinvestment Act. In addition, the GLB Act permits certain non-banking financial and financially-related activities to be conducted by subsidiaries of national banks.

         The GLB Act also contains a number of other provisions that will affect the Corporation's operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations will likely require more disclosure to consumers, and in some circumstances, will require consent by the consumer before information is allowed to be provided to a third party. On March 13, 2000, the Corporation received written declaration from the Board of Governors of the Federal Reserve System to become a financial holding company.

         At this time, no predictions can be made regarding the impact the GLB Act may have upon the Corporation's future financial condition or results of operations.

PROPERTIES

         The Corporation's offices are located in a two-story building at 14100 West National Avenue in New Berlin, Wisconsin. The Corporation leases approximately 18,000 square feet from the building's owner. The building was sold in 2000 to a group of investors and subsequently leased back to the Corporation. At this location, the Corporation maintains its corporate operations and personnel.

         The main office of Lincoln State Bank is at 2266 South 13th Street, Milwaukee, Wisconsin. The South 13th Street location consists of a one-story building containing approximately 11,000 square feet. One branch of Lincoln State Bank is located in a one-story, 1,700 square foot building at 13500 Janesville Road, Muskego, Wisconsin. Another branch of Lincoln State Bank is located in a 7,000 square foot building at 14000 West National Avenue, New Berlin, Wisconsin. During 1995 Lincoln State Bank opened two other full-service branch locations one located at 17600 West Capitol Drive, Brookfield, Wisconsin and at 585 Ryan Street, Pewaukee, Wisconsin. Lincoln State Bank owns all of its facilities except the New Berlin branch which it leases from the building's owner.

         In addition to its full-service branches, Lincoln State Bank operates customer facilities at Villa St. Francis located at South 20th and Ohio Streets in Milwaukee, at Clement Manor located at South 92nd Street and West Howard Avenue in Milwaukee, at Friendship Village located at North 73rd and West Dean Road in Milwaukee, at Stoney Creek Adult Community in Muskego, at the Milwaukee Protestant Home located on North Downer Avenue in Milwaukee, at Forest Ridge located in Hales Corners, Wisconsin, at the Landmark located in West Allis, Wisconsin and at Lexington Village located in the City of Greenfield, Wisconsin. The bank leases office space at each one of these locations.

         Franklin State Bank's main office is located in a three-story building at 7000 South 76th Street in Franklin, Wisconsin. The bank leases 5,700 square feet from the building's owner. In 1998 Franklin State Bank opened a branch facility at 9719 South Franklin Drive in the Franklin Business Park, Franklin, Wisconsin. Franklin State Bank owns the facility.

         Grafton State Bank's main office is located at 101 Falls Road, Grafton, Wisconsin in a seven-story building. Portions of the building that are not used by Grafton State Bank are leased to various tenants. Grafton State Bank owns the facility. Grafton State Bank also leases space for two other branch offices in the cities of Grafton and Saukville, Wisconsin.

         Lincoln Community Bank's main office is located at 3131 South 13th Street, Milwaukee, Wisconsin in a one-story building. Lincoln Community Bank also operates a branch facility at 5400 West Forest Home Avenue, Milwaukee, Wisconsin. Lincoln Community Bank owns both facilities. M&M Services, Inc. leases office space at the Forest Home Avenue location.

         M&M Services is located in the New Berlin corporate headquarters. At that location, M&M Services maintains its subsidiary service support facilities and personnel.

LEGAL PROCEEDINGS

         From time to time, the Corporation and its subsidiaries are party to legal proceedings arising out of their general lending activities and other operations. However, there are no pending legal proceedings to which the Corporation or its subsidiaries are a party, or to which their property is subject, which, if determined adversely to the Corporation, would individually or in the aggregate have a material adverse effect on its consolidated financial position.

                              REPORT OF MANAGEMENT

         The management of Merchants and Manufacturers Bancorporation, Inc. is responsible for the preparation and integrity of the Consolidated Financial Statements and other financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts that are based upon informed judgements and estimates by management. The other financial information in this annual report is consistent with the financial statements.

         The Corporation maintains a system of internal accounting controls. Management believes that the internal accounting controls provide reasonable assurance that transactions are executed and recorded in accordance with the Corporation's policies and procedures and that the accounting records may be relied on as a basis for preparation of the financial statements and other financial information.

         Merchants and Manufacturers Bancorporation's independent auditors were engaged to perform an audit of the Consolidated Financial Statements, and the auditor's report expresses their opinion as to the fair presentation of the financial statements in conformity with generally accepted accounting principles.

         The Audit Committee of the Board of Directors meets periodically with management, the internal auditors, and the independent auditors to discuss the adequacy of the internal accounting controls. Both the independent auditors and the internal auditors have full and free access to the Audit Committee.



By: /s/ Michael J. Murry
    ------------------------

        Michael J. Murry
        Chairman of the Board of Directors



By: /s/ James C. Mroczkowski
    ------------------------

        James C. Mroczkowski
        Executive Vice President and Chief Financial Officer

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Merchants and Manufacturers Bancorporation, Inc. and subsidiaries

We have audited the accompanying consolidated statements of financial condition of Merchants and Manufacturers Bancorporation, Inc. and subsidiaries (the Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants and Manufacturers Bancorporation, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


By: /s/ Ernst & Young LLP
    --------------------------


March 2, 2001

Milwaukee, Wisconsin

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                 Consolidated Statements of Financial Condition

                                                                           DECEMBER 31
                                                                      2000            1999
                                                                  ------------    ------------
                                                                    (Dollars In Thousands)

ASSETS
Cash and due from banks                                           $     16,727    $     15,674
Interest-bearing deposits at other banks                                   996           4,907
Federal funds sold                                                       1,078           2,210
                                                                  ------------    ------------
Cash and cash equivalents                                               18,801          22,791
Securities available-for-sale at fair value:
   Investment securities                                                28,525          32,787
   Mortgage-related securities                                          33,087          33,342
Loans receivable, net                                                  434,056         363,435
Accrued interest receivable                                              3,209           2,426
Federal Home Loan Bank stock                                             3,002           2,511
Premises and equipment                                                   8,283           9,613
Other assets                                                             8,945           7,478
                                                                  ------------    ------------
Total assets                                                      $    537,908    $    474,383
                                                                  ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                       $    401,836    $    377,333
   Borrowings                                                           88,415          53,398
   Accrued interest payable                                              1,016             777
   Advance payments by borrowers for taxes and insurance                   346             300
   Other liabilities                                                     3,519           2,149
                                                                  ------------    ------------
Total liabilities                                                      495,132         433,957

Stockholders' equity:
   Common stock $1.00 par value; 6,000,000 shares
      authorized; shares issued: 2,127,888--2000 and 1999;
      shares outstanding: 2,061,316--2000; 2,109,773--1999
                                                                         2,128           2,128
   Additional paid-in capital                                           13,857          13,945
   Net unrealized loss on securities available-for-sale                   (314)         (1,397)
   Retained earnings                                                    29,314          26,434
   Treasury stock, at cost (66,572 shares--2000; 18,115
      shares--1999)
                                                                        (2,209)           (684)
                                                                  ------------    ------------
Total stockholders' equity                                              42,776          40,426
                                                                  ------------    ------------
Total liabilities and stockholders' equity                        $    537,908    $    474,383
                                                                  ============    ============



See accompanying notes.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                        Consolidated Statements of Income

                                                                 YEAR ENDED DECEMBER 31
                                                             2000         1999         1998
                                                          ----------   ----------   ----------
                                                         (In Thousands, Except Per Share Amounts)
Interest income:
   Loans, including fees                                  $   34,181   $   27,333   $   25,189
   Investment securities:
      Taxable                                                  1,112        1,019        1,112
      Exempt from federal income taxes                           709          720          464
   Mortgage-related securities                                 2,149        2,083        2,629
   Other                                                         276          573        1,055
                                                          ----------   ----------   ----------
Total interest income                                         38,427       31,728       30,449

Interest expense:
   Deposits                                                   14,343       12,517       13,159
   Borrowings                                                  5,062        1,482          958
                                                          ----------   ----------   ----------
Total interest expense                                        19,405       13,999       14,117
                                                          ----------   ----------   ----------
Net interest income                                           19,022       17,729       16,332
Provision for loan losses                                      1,203          956          314
                                                          ----------   ----------   ----------
Net interest income after provision for loan losses           17,819       16,773       16,018

Noninterest income:
   Service charges on deposits                                 1,030        1,009          982
   Service charges on loans                                      488          419          451
   Net gain on securities sales                                    2            9          219
   Net gain on loan sales                                         --           18          226
   Net gain on sale of premises                                1,053          633           --
   Other                                                       1,458        1,403        1,429
                                                          ----------   ----------   ----------
Total noninterest income                                       4,031        3,491        3,307

Noninterest expenses:
   Salaries and employee benefits                              8,893        8,406        7,685
   Premises and equipment                                      2,524        2,231        2,097
   Data processing fees                                          873          921          915
   Federal deposit insurance premiums                             83          116          115
   Merger-related expenses                                       170          510           --
   Other                                                       2,997        2,772        2,621
                                                          ----------   ----------   ----------
Total noninterest expenses                                    15,540       14,956       13,433
                                                          ----------   ----------   ----------
Income before income taxes                                     6,310        5,308        5,892
Income taxes                                                   2,070        1,905        2,042
                                                          ----------   ----------   ----------
Net income                                                $    4,240   $    3,403   $    3,850
                                                          ==========   ==========   ==========
Basic earnings per share                                  $     2.03   $     1.62   $     1.86
                                                          ==========   ==========   ==========
Diluted earnings per share                                $     2.01   $     1.58   $     1.80
                                                          ==========   ==========   ==========
Dividends per share                                       $     0.65   $     0.57   $     0.49
                                                          ==========   ==========   ==========

See accompanying notes.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                 Consolidated Statements of Stockholders' Equity

                                                                      Common Stock   Unrealized
                                                                          And        Gain (Loss)
                                                                       Additional   On Securities
                                                                        Paid-in     Available-for-  Retained   Treasury
                                                                        Capital          Sale       Earnings    Stock       Total
                                                                      ------------  --------------  --------   --------   --------
                                                                                         (Dollars In Thousands)

Balance at December 31, 1997                                            $   15,315   $       77     $ 21,389   $     (9)  $ 36,772
   Comprehensive income:
      Net income                                                                --           --        3,850         --      3,850
      Other comprehensive income -
         Change in unrealized loss on securities available-for-sale,
            net of deferred income taxes                                        --          (87)          --         --        (87)
                                                                                                                          --------
   Total comprehensive income                                                3,763
    Issuance of new shares                                                     349           --           --        (12)       337
   Fractional shares issued due to stock split and stock
      dividend                                                                 (10)          --           --         --        (10)
   Sale of common stock in connection with dividend
      reinvestment program
                                                                               132           --           --         --        132
   Sale of treasury stock                                                        6           --           --        104        110
   Purchase of treasury stock                                                   --           --           --       (845)      (845)
   Cash dividends declared                                                      --           --       (1,016)        --     (1,016)
   Exercise of stock options                                                    67           --           --        128        195
                                                                        ----------   ----------     --------   --------   --------
Balance at December 31, 1998                                                15,859          (10)      24,223       (634)    39,438
   Comprehensive income:
      Net income                                                                --           --        3,403         --      3,403
      Other comprehensive income -
         Change in unrealized loss on securities
           available-for-sale, net of deferred income taxes                     --       (1,387)          --         --     (1,387)
                                                                                                                          --------
   Total comprehensive income                                                2,016
   Sale of common stock in connection with dividend
     reinvestment program
                                                                                 4           --           --         67         71
   Purchase of treasury stock                                                   --           --           --       (181)      (181)
   Cash dividends declared                                                      --           --       (1,192)        --     (1,192)
   Exercise of  Stock Options                                                  210           --           --         64        274
                                                                        ----------   ----------     --------   --------   --------
Balance at December 31, 1999                                                16,073       (1,397)      26,434       (684)    40,426
   Comprehensive income:
      Net income                                                                --           --        4,240         --      4,240
      Other comprehensive income -
         Change in unrealized loss on securities available-for-sale,
            net of deferred income taxes                                        --        1,083           --         --      1,083
                                                                                                                          --------
   Total comprehensive income                                                5,323
   Sale of common stock in connection with dividend
      reinvestment program
                                                                                (3)          --           --         65         62
   Purchase of treasury stock                                                   --           --           --     (1,715)    (1,715)
   Cash dividends declared                                                      --           --       (1,360)        --     (1,360)
     Exercise of Stock Options                                                 (85)          --           --        125         40
                                                                        ----------   ----------     --------   --------   --------
Balance at December 31, 2000                                            $   15,985   $     (314)    $ 29,314   $ (2,209)  $ 42,776
                                                                        ==========   ==========     ========   ========   ========

See accompanying notes.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flow

                                                                     YEAR ENDED DECEMBER 31
                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
                                                                         (In Thousands)

OPERATING ACTIVITIES
Net income                                                    $    4,240   $    3,403   $    3,850
Adjustments to reconcile net income to cash
   provided by operating activities:

      Provision for loan losses                                    1,203          956          314
      Provision for depreciation                                     842          872          803
      Net amortization of investment securities premiums
         and discounts
                                                                      50          164          153
      Net realized gains on investment securities                     (2)          (9)        (219)
      Proceeds from sale of loans                                    200          680          680
      Net (gain) on sale of loans                                     --          (18)        (226)
      Net (gain) on sale of premises                              (1,053)        (633)          --
      Net decrease in mortgage loans held for sale                    --           --          152
      Increase in accrued interest receivable                       (783)        (131)        (137)
      Increase (decrease) in accrued interest payable                239         (138)         131
      Other                                                       (1,080)      (1,490)        (419)
                                                              ----------   ----------   ----------
Net cash provided by operating activities                          3,856        3,656        5,020

INVESTING ACTIVITIES
Purchases of securities available-for-sale                        (6,696)     (17,995)     (46,311)
Proceeds from sales of securities available-for-sale                 998        2,704       27,791
Proceeds from redemption and maturities of securities
   available-for-sale
                                                                  11,798       14,637       16,896
Net increase in loans                                            (72,921)     (52,293)     (32,511)
Purchases of premises and equipment                               (1,609)        (634)      (2,038)
Proceeds from sale of premises                                     3,595        2,839           --
Proceeds from sales of real estate                                   887           --           --
Purchases of Federal Home Loan Bank stock                           (491)      (1,023)          (7)
                                                              ----------   ----------   ----------
Net cash used in investing activities                            (64,439)     (51,765)     (36,180)


        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flow

                                                                         YEAR ENDED DECEMBER 31
                                                                  2000            1999          1998
                                                              ------------   ------------   ------------
                                                                            (In Thousands)
FINANCING ACTIVITIES
Net increase in deposits                                      $     24,503   $      5,215   $     34,955
Net increase (decrease) in short-term borrowings                    33,917        (25,065)         7,191
Increase (decrease) in advance payments by borrowers
   for taxes and insurance
                                                                        46             87           (127)
Payments of cash dividends to stockholders                          (1,360)        (1,192)        (1,016)
Proceeds from long-term Federal Home Loan Bank advances
                                                                     1,500          5,500          5,000
Repayment of long-term Federal Home Loan Bank advances
                                                                      (400)        (4,500)          (250)
Purchase of treasury stock                                          (1,715)          (181)          (845)
Proceeds from sale of treasury stock                                   125            131            110
Proceeds from issuance of common stock                                 (23)           213            654
                                                              ------------   ------------   ------------
Net cash provided by financing activities                           56,593         30,338         45,672
                                                              ------------   ------------   ------------
Increase (decrease) in cash and cash equivalents                    (3,990)       (17,771)        14,512
Cash and cash equivalents at beginning of year                      22,791         40,562         26,050
                                                              ------------   ------------   ------------
Cash and cash equivalents at end of year                      $     18,801   $     22,791   $     40,562
                                                              ============   ============   ============
Supplemental cash flow information and noncash
   transactions:
      Interest paid                                           $     19,160   $     13,378   $     10,566
      Income taxes paid                                              2,153          2,004          1,273
      Loans transferred to other real estate owned                     897            107             --

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

1. ACCOUNTING POLICIES

BUSINESS

Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries (the Corporation) provides a full range of personal and commercial financial services to customers through its subsidiaries. The Corporation and its subsidiaries are subject to competition from other financial institutions. They are also subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation, its wholly owned subsidiaries, Lincoln State Bank (Lincoln), Franklin State Bank (Franklin), Lincoln Community Bank (Lincoln Community) and Grafton State Bank (Grafton)--collectively, "the Banks," M&M Services, which provides management services for the Banks, and Lincoln's wholly owned subsidiary, Lincoln Investment Corp., Lincoln Community's wholly owned subsidiary, Lincoln Investment Management Corporation and Grafton's wholly owned subsidiary, GSB Investments Inc., which manage an investment portfolio for the Banks. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks (both interest-bearing and non-interest-bearing) and federal funds sold.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

1. ACCOUNTING POLICIES (CONTINUED)

INVESTMENT AND MORTGAGE-RELATED SECURITIES

All of the Corporation's investment and mortgage-related securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is included in interest income from the related security.

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

INTEREST AND FEES ON LOANS

Interest on loans is recorded as income when earned. Loans are placed on nonaccrual status, generally recognizing interest as income when received, when in the opinion of management, the collectibility of principal or interest becomes doubtful.

Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loans' yields. The Corporation is amortizing these amounts, using the level-yield method, adjusted for prepayments, over the contractual life of the related loans.

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses is made when a loss is probable and can be reasonably estimated. The provision is based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition, and prior loss experience.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)


1. ACCOUNTING POLICIES (CONTINUED)

The Corporation had no impaired loans in 2000, 1999 or 1998.

A substantial portion of the Banks' loans are collateralized by real estate in metropolitan Milwaukee, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned are susceptible to changes in market conditions in metropolitan Milwaukee.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of premises and equipment is depreciated, using the straight-line or double-declining-balance methods, over the estimated useful lives of the assets (five to thirty-two years).

STOCK SPLITS

Share data and equity amounts have been adjusted to recognize a three-for-two stock split on April 10, 1998, and a 10% stock dividend on October 15, 1998.

EARNINGS PER SHARE INFORMATION

Earnings per share of common stock have been computed based on the weighted-average number of common stock and common stock equivalents, if dilutive, outstanding during each year. The resulting number of shares used in computing basic earnings per share is 2,093,393, 2,106,579 and 2,071,214, for the years ended December 31, 2000, 1999 and 1998, respectively. The number of shares used in computing diluted earnings per share is 2,110,036, 2,153,310 and 2,134,012, for the years ended December 31, 2000, 1999 and 1998, respectively.

RECLASSIFICATION

Certain 1998 and 1999 amounts have been reclassified to conform to the 2000 presentation.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

1. ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING CHANGES

Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, provides a comprehensive and consistent standard for the recognition of derivatives and hedging activities. SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. However, special accounting is provided for certain derivatives that meet the definition of hedges. Changes in the fair value of derivatives that do not meet the definition of hedges are required to be reported in earnings in the period of change. The Company and Banks do not use derivative financial instruments such as futures, swaps, caps, floors, options or interest or principal-only strips of similar instruments. Therefore, SFAS No. 133 is not expected to have a significant impact on the Company. The Company will implement this statement on January 1, 2001.

In September 2000, the Financial Accounting Standards Board (FASB) issued Statement 140, "Accounting for Transfers and Servicing Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement 125." Statement 140 revised Statement 125 by requiring separate presentation in the statement of financial condition of assets pledged as collateral. Statement 140 further revises and clarifies rules regarding recognition and measurement for security transactions. The rules for recognition and measurement of security transactions are not effective until April 1, 2001. In contrast, separate presentation of assets pledged as collateral in the statement of financial condition and additional disclosures were effective for the Company's fiscal year ended December 31, 2000. Management does not anticipate the full adoption of this statement to have a material effect on the Company's financial statements. Additionally, SFAS No. 140, requires changes in accounting principles for mortgage banking activities, such as those of the Company. Because mortgage servicing assets of the Company are not significant, this statement is not expected to noticeably impact the Company.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES

The following is a summary of securities:

                                                                     Gross         Gross
                                                      Amortized    Unrealized    Unrealized
                                                         Cost        Gains         Losses      Fair Value
                                                    ------------  ------------  ------------  ------------
At December 31, 2000:
   Mutual funds                                     $      3,173  $         --  $        129  $      3,044
   U.S. treasury and other U.S. government
      agency securities
                                                           8,394            --            63         8,331
   Small Business Administration certificates                379            14            --           393
   State and political subdivision securities             16,943            71           307        16,707
   Corporate bonds                                            50            --            --            50
                                                    ------------  ------------  ------------  ------------
   Investment securities                                  28,939            85           499        28,525
   Collateralized mortgage obligations                    12,453           108           103        12,458
   Government agency mortgage-backed
      securities
                                                          20,714           128           213        20,629
                                                    ------------  ------------  ------------  ------------
   Mortgage-related securities                            33,167           236           316        33,087
                                                    ------------  ------------  ------------  ------------
                                                    $     62,106  $        321  $        815  $     61,612
                                                    ============  ============  ============  ============

                                                                      Gross        Gross
                                                      Amortized    Unrealized    Unrealized
                                                        Cost          Gains        Losses      Fair Value
                                                    ------------  ------------  ------------  ------------
At December 31, 1999:
   Mutual funds                                     $      3,173  $         --  $        135  $      3,038
   U.S. treasury and other U.S. government
      agency securities
                                                          12,078            --           391        11,687
   Small Business Administration certificates                430            14            --           444
   State and political subdivision securities             18,557            34           973        17,618
                                                    ------------  ------------  ------------  ------------
   Investment securities                                  34,238            48         1,499        32,787
   Collateralized mortgage obligations                     9,481             5           222         9,264
   Government agency mortgage-backed
      securities
                                                          24,536            69           527        24,078
                                                    ------------  ------------  ------------  ------------
   Mortgage-related securities                            34,017            74           749        33,342
                                                    ============  ============  ============  ============
                                                    $     68,255  $        122  $      2,248  $     66,129
                                                    ============  ============  ============  ============

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

2. INVESTMENT AND MORTGAGE-BACKED SECURITIES (CONTINUED)

Securities with a fair value of $21,769 at December 31, 2000 were pledged principally to secure borrowings.

The amortized cost and market value of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                      Amortized       Fair
                                                         Cost        Value
                                                    ------------  ------------

Due in one year or less                             $      2,892  $      2,886
Due after one year through five years                      6,129         6,065
Due after five years through ten years                     9,331         9,411
Due after ten years                                        7,414         7,119
Mutual funds                                               3,173         3,044
Collateralized mortgage obligations                       12,453        12,458
Government agency mortgage-related securities             20,714        20,629
                                                    ------------  ------------
                                                    $     62,106  $     61,612
                                                    ============  ============

Proceeds from sales of securities available-for-sale during the years ended December 31, 2000, 1999 and 1998, were $998, $2,704 and $27,791, respectively.
Gross gains of $8, $9 and $219 were recorded on those sales for the years ended December 31, 2000, 1999 and 1998, respectively. Gross losses of $6, $0 and $0 were also recorded in the years ended December 31, 2000, 1999 and 1998, respectively.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

3. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                        DECEMBER 31
                                                    2000           1999
                                                ------------   ------------
First mortgage:
   Conventional single-family residential       $     90,244   $     70,836
   Commercial and multifamily residential            160,482        145,241
   Construction                                       47,039         32,618
   Farmland                                              307            296
                                                ------------   ------------
                                                     298,072        248,991

Commercial business loans                            105,367         88,332
Consumer and installment loans                        28,766         19,729
Lease financing                                        1,606          2,017
Home equity loans                                      4,457          6,960
Other                                                    321          1,031
                                                ------------   ------------
                                                     140,517        118,069
Less:
   Deferred loan fees                                    (24)           (43)
   Allowance for loan losses                          (4,509)        (3,582)
                                                ------------   ------------
                                                $    434,056   $    363,435
                                                ============   ============

Transactions in the allowance for loan losses are summarized as follows:

                                                 YEAR ENDED DECEMBER 31
                                             2000         1999         1998
                                          ----------   ----------   ----------

Balance at beginning of year              $    3,582   $    3,018   $    2,769
   Provisions charged to operations            1,203          956          314
   Recoveries                                     12           17           18
   Charge-offs                                  (288)        (409)         (83)
                                          ----------   ----------   ----------
Balance at end of year                    $    4,509   $    3,582   $    3,018
                                          ==========   ==========   ==========

Total nonaccrual loans were $1,760 and $2,252 at December 31, 2000 and 1999, respectively.

At December 31, 2000, loans with an outstanding balance of $82,199 were pledged to secure borrowings from the Federal Home Loan Bank.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

4. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                  DECEMBER 31
                                              2000           1999
                                          ------------   ------------

Land                                      $      1,880   $      2,183
Office buildings and improvements                8,140          9,571
Furniture and equipment                          7,287          7,008
                                          ------------   ------------
                                                17,307         18,762
Less accumulated depreciation                   (9,024)        (9,149)
                                          ------------   ------------
                                          $      8,283   $      9,613
                                          ============   ============

During the years ended December 31, 2000 and 1999, the Corporation sold certain land and buildings and, subsequently, leased a portion of the buildings back from the new owners. The total gains on the sales were $1,498 and $1,103, of which $786 and $633 was recognized in income, respectively, during the year of the transaction. The remaining gain is being accreted into income over the remaining lease term.

5. DEPOSITS

Deposits consist of the following:

                                                        DECEMBER 31
                                                    2000          1999
                                                ------------  ------------

Negotiable Order of Withdrawal accounts:
   Non-interest-bearing                         $     72,457  $     67,646
   Interest-bearing                                   29,448        31,335
Savings deposits                                      64,911        65,755
Money market investment accounts                      62,323        33,431
Time deposits and certificate accounts               172,697       179,166
                                                ------------  ------------
                                                $    401,836  $    377,333
                                                ============  ============

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

5. DEPOSITS (CONTINUED)

The scheduled maturities of time deposits and certificate accounts at December 31, 2000 are as follows:

            Maturities during the year ending December 31:
            ----------------------------------------------
            2001                            $    146,771
            2002                                  19,605
            2003                                   2,653
            2004                                   2,407
            Thereafter                             1,261
                                            ------------
                                            $    172,697
                                            ============

At December 31, 2000 and 1999, time deposits and certificate accounts with balances greater than $100 amounted to $37,944 and $33,604, respectively.

6. BORROWINGS

Borrowings, with interest rates as of December 31, 2000, consists of the following at December 31:

                                                                                      2000          1999
                                                                                  ------------  ------------
Federal funds purchased, 6.92%                                                    $     33,450  $      7,450
Notes payable to FHLB, maturing 2010, 5.87%                                                500            --
Notes payable to FHLB, maturing 2008, 4.92%                                              4,500         4,500
Notes payable to FHLB, maturing 2003, 6.08%                                                400           400
Notes payable to FHLB, maturing 2002, 6.51%                                              2,900         1,900
Notes payable to FHLB, maturing 2001, 6.77%                                             36,400           400
Notes payable to FHLB, maturing 2000                                                        --        31,700
Line of credit with FHLB, 6.24%                                                          3,000            --
Repurchase agreements with four counterparties, 5.74%, due January 2001
                                                                                         3,975         6,054
Line of credit with unaffiliated banks, 8.35%                                            2,712           300
Treasury, tax and loan accounts with the Federal Home Loan bank of Chicago
                                                                                           578           694
                                                                                  ------------  ------------
                                                                                  $     88,415  $     53,398
                                                                                  ============  ============

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

6. BORROWINGS (CONTINUED)

FHLB borrowings are collateralized by securities with a fair value of $16,308 and loans receivable with an outstanding balance of $82,199. Repurchase agreements are collateralized by $5,461 of securities.

7. STOCKHOLDERS' EQUITY

The Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier I capital, as defined in the regulations, to risk-weighted assets, as defined, and of Tier 1 capital, as defined, to average assets, as defined. Management believes, as of December 31, 2000 and 1999, that the Banks meet all capital adequacy requirements to which they are subject.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

7. STOCKHOLDERS' EQUITY (CONTINUED)

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized all the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' classifications as of December 31, 2000.

                                                                                       To Be Well Capitalized
                                                                    For Capital       Under Prompt Corrective
                                             Actual              Adequacy Purposes       Action Provisions
                                     ----------------------   ----------------------  -----------------------
                                       Amount       Ratio       Amount      Ratio       Amount      Ratio
                                     ----------  ----------   ----------  ----------  ----------  ----------

AS OF DECEMBER 31, 2000
Total Capital (to Risk-
  Weighted Assets):
      Lincoln State Bank             $   20,978       10.55%  $   15,907      >8.00%  $   19,884     >10.00%
      Lincoln Community Bank             10,023       11.24%       7,136      >8.00%       8,920     >10.00%
      Franklin State Bank                 6,386       10.18%       5,018      >8.00%       6,273     >10.00%
      Grafton State Bank                 10,984       11.93%       7,367      >8.00%       9,208     >10.00%

Tier 1 Capital (to Risk-
   Weighted Assets):
      Lincoln State Bank                 18,882        9.50%       7,953      >4.00%      11,930      >6.00%
      Lincoln Community Bank              9,161       10.27%       3,568      >4.00%       5,352      >6.00%
      Franklin State Bank                 5,700        9.09%       2,509      >4.00%       3,764      >6.00%
      Grafton State Bank                 10,119       10.99%       3,683      >4.00%       5,525      >6.00%

Tier 1 Capital (to Average
   Assets):
      Lincoln State Bank                 18,882        8.63%       8,751      >4.00%      10,939      >5.00%
      Lincoln Community Bank              9,161        8.15%       4,497      >4.00%       5,622      >5.00%
      Franklin State Bank                 5,700        8.32%       2,742      >4.00%       3,427      >5.00%
      Grafton State Bank                 10,119        7.98%       5,069      >4.00%       6,337      >5.00%

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

7. STOCKHOLDERS' EQUITY (CONTINUED)

                                                                                       To Be Well Capitalized
                                                                    For Capital       Under Prompt Corrective
                                             Actual              Adequacy Purposes       Action Provisions
                                     ----------------------   ----------------------  -----------------------
                                       Amount       Ratio       Amount      Ratio       Amount      Ratio
                                     ----------  ----------   ----------  ----------  ----------  ----------

AS OF DECEMBER 31, 1999
Total Capital (to Risk-
  Weighted Assets):
      Lincoln State Bank             $   17,256       10.34%  $   13,350      >8.00%  $   16,688     >10.00%
      Lincoln Community Bank              9,668       11.79%       6,562      >8.00%       8,203     >10.00%
      Franklin State Bank                 5,394       10.58%       4,079      >8.00%       5,099     >10.00%
      Grafton State Bank                 10,138       13.91%       5,831      >8.00%       7,289     >10.00%

Tier 1 Capital (to Risk-
   Weighted Assets):
      Lincoln State Bank                 15,765        9.45%       6,675      >4.00%      10,013      >6.00%
      Lincoln Community Bank              8,841       10.78%       3,281      >4.00%       4,922      >6.00%
      Franklin State Bank                 4,872        9.56%       2,039      >4.00%       3,059      >6.00%
      Grafton State Bank                  9,397       12.89%       2,916      >4.00%       4,374      >6.00%

Tier 1 Capital (to Average
   Assets):
      Lincoln State Bank                 15,765        8.51%       7,412      >4.00%       9,266      >5.00%
      Lincoln Community Bank              8,841        8.60%       4,110      >4.00%       5,137      >5.00%
      Franklin State Bank                 4,872        8.16%       2,387      >4.00%       2,984      >5.00%
      Grafton State Bank                  9,397        8.39%       4,481      >4.00%       5,601      >5.00%


8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Corporation from funds which are mainly provided by dividends from the Banks. However, certain restrictions exist regarding the ability of the Banks to transfer funds to the Corporation in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

As of December 31, 2000, the subsidiary banks collectively had equity of $43,678 of which $6,009 was available for distribution to the Corporation as dividends without prior regulatory approval.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES (CONTINUED)

Under Federal Reserve Board regulations, the Banks are limited as to the amount they may loan to their affiliates, including the Corporation, unless such loans are collateralized by specific obligations. At December 31, 2000, the maximum amount available for transfer from any one of these Banks to the Corporation in the form of loans approximates 10.28% of consolidated stockholders' equity.

9. EMPLOYEE BENEFIT PLANS

The Corporation has an Incentive Stock Option Plan under which 66,000 shares of common stock are reserved for the grant of options to officers and key employees at a price not less than the fair market value of the stock on the date of the grant. The plan limits the options that may be granted to each employee to $100 (based on aggregate fair market value at the date of the grant) per calendar year, on a cumulative basis. Options must be exercised within ten years of the date of grant and can be regranted if forfeited.

A summary of stock option transactions follows:

                                                                   Weighted-        Weighted-
                                                    Exercise        Average          Average
                                     Number          Price       Exercise Price     Remaining
                                   of Shares       Per Share       Per Share     Contractual Life
                                --------------  ---------------  --------------  ----------------

Total outstanding at
   December 31, 1998                   110,735    $6.67 - 31.14  $        18.48       5.0 years
Exercised                              (39,170)    6.67 - 31.14            6.97              --
                                --------------
Total outstanding at
   December 31, 1999                    71,565     6.67 - 31.14           25.56            6.42

Exercised                               (3,300)           12.18           12.18              --
                                --------------
Total outstanding at
   December 31, 2000                    68,265    12.12 - 31.14           25.11            6.04
                                ==============


At December 31, 2000, all outstanding options are exercisable.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)


9. EMPLOYEE BENEFIT PLANS (CONTINUED)

The Corporation has a 401(k) Profit Sharing Plan and Trust which covers substantially all employees with at least six months of service who have attained age twenty and one-half. Participating employees may annually contribute up to 12% of their pretax compensation. The Corporation's annual contribution consists of a discretionary matching percentage, limited to 1% of employee compensation, and an additional discretionary amount, which is determined annually by the Board of Directors. The Corporation's contributions for 2000, 1999 and 1998, were $241, $234 and $216, respectively.

10. COMPREHENSIVE INCOME

The related income tax effect and reclassification adjustments to the components of other comprehensive income for the years ended December 31, 2000, 1999 and 1998, is as follows:

                                                             2000           1999           1998
                                                         ------------   ------------   ------------

Unrealized holding gains (losses) arising during
   the period                                            $      1,632   $     (2,086)  $         75
Related tax (expense) benefit                                    (547)           705            (17)
                                                         ------------   ------------   ------------
Net                                                             1,085         (1,381)            58

Less reclassification adjustment for net gains
   realized during the period                                       2              9            219
Related tax expense                                                --             (3)           (74)
                                                         ------------   ------------   ------------
Net                                                                 2              6            145
                                                         ------------   ------------   ------------
Total other comprehensive income                         $      1,083   $     (1,387)  $        (87)
                                                         ============   ============   ============

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

11. INCOME TAXES

The provision for income taxes consists of the following:

                                       YEAR ENDED DECEMBER 31
                                   2000         1999         1998
                                ----------   ----------   ----------
Current:
   Federal                      $    2,555   $    2,269   $    1,865
   State                               441          424          359
                                ----------   ----------   ----------
                                     2,996        2,693        2,224
                                ----------   ----------   ----------
Deferred (benefit):
   Federal                            (680)        (649)        (120)
   State                              (246)        (139)         (62)
                                ----------   ----------   ----------
                                      (926)        (788)        (182)
                                ----------   ----------   ----------
                                $    2,070   $    1,905   $    2,042
                                ==========   ==========   ==========

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                                                   YEAR ENDED DECEMBER 31
                                                             2000           1999           1998
                                                         ------------   ------------   ------------

Income tax at statutory rate                             $      2,145   $      2,223   $      2,003
Increase (reduction) resulting from:
   Tax-exempt interest income                                    (224)          (265)          (164)
   State income taxes, net of federal tax benefit                 129            124            195
   Other                                                           20           (177)             8
                                                         ------------   ------------   ------------
                                                         $      2,070   $      1,905   $      2,042
                                                         ============   ============   ============

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

11. INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities are as follows:

                                                    DECEMBER 31
                                                2000           1999
                                            ------------   ------------
Deferred tax assets:
   Allowance for loan losses                $      1,508   $        975
   Unrealized loss on securities                     180            727
   Net operating loss carryforwards                  773            657
   Deferred Compensation                             150            336
   Other assets                                      429            229
                                            ------------   ------------
Total deferred tax assets                          3,040          2,924
Valuation allowance                                 (952)        (1,121)
                                            ------------   ------------
                                                   2,088          1,803
Deferred tax liabilities:
   Depreciation                                       49            130
   Other liabilities                                  22             35
                                            ------------   ------------
Total deferred tax liabilities                        71            165
                                            ------------   ------------
Net deferred tax asset                      $      2,017   $      1,638
                                            ============   ============

At December 31, 2000, the Corporation and its subsidiaries, which file separate state income tax returns, have state net operating loss carryforwards of approximately $14,821 which expire at various dates through 2014. Due to the uncertainty of realizing these benefits, a valuation allowance has been established to offset the deferred tax assets relating to these carryforwards.

Lincoln Community qualified under provisions of the Internal Revenue Code, which previously permitted it to deduct from taxable income an allowance for bad debts that differs from the provision for such losses charged to income for financial reporting purposes. At December 31, 2000, retained earnings included approximately $3,606 for which no provision for income taxes has been made. Income taxes of approximately $1,414 would be imposed if Lincoln Community Bank were to use these retained earnings for any other purpose other than to absorb bad debt losses.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

12. LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include management personnel, directors and entities in which such persons are principal stockholders. Activity in loans to related parties is as follows:

Balance at December 31, 1998         $     23,732
   Loans originated                         6,472
   Repayments                              (4,119)
                                     ------------
Balance at December 31, 1999               26,085
   Loans originated                        10,958
   Repayments                              (7,259)
                                     ------------
Balance at December 31, 2000         $     29,784
                                     ============

13. COMMITMENTS AND CONTINGENT LIABILITIES

Off-balance-sheet financial instruments whose contracts represent credit and/or interest rate risk at December 31, 2000 and 1999, are as follows:

                                                               DECEMBER 31
                                                            2000        1999
                                                         ----------  ----------
Commitments to originate mortgage loans (expiring
  within three months):
    Fixed rates (8.13% to 10.00% - 2000; 7.50%
      to 9.00% - 1999)                                   $      125  $      147
    Adjustable rates                                            372         222
Construction loan commitments                                22,890      21,697

Unused lines of credit:
   Commercial business                                       44,160      34,441
   Home equity (adjustable rate)                              4,504       4,339
   Credit cards (fixed rate)                                  5,939       4,808

Standby letters of credit                                     6,948       4,065

Loan commitments and line-of-credit loans are made to accommodate the financial needs of the Banks' customers. Standby letters of credit commit the Banks to make payments on behalf of customers when certain specified future events occur. These arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Banks' normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

13. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Except for the above-noted commitments to originate loans in the normal course of business, the Corporation and the Banks have not undertaken the use of off-balance-sheet derivative financial instruments for any purpose.

Various subsidiary banks of the Corporation have entered into noncancelable leases for certain branch facilities. The following is a schedule of future minimum rental payments required under the noncancelable lease agreements:

  Year                     Amount
---------               ------------

  2001                  $        690
  2002                           397
  2003                             5
                        ------------
  Total                 $      1,092
                        ============

14. FAIR VALUES OF FINANCIAL INSTRUMENTS

Disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition, for which it is practicable to estimate that value follows. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Certain financial instruments and all nonfinancial instruments are excluded from this disclosure. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Corporation. The Corporation does not routinely measure the market value of financial instruments because such measurements represent point-in-time estimates of value. It is generally not the intent of the Corporation to liquidate and therefore realize the difference between market value and carrying value and even if it were, there is no assurance that the estimated market values could be realized. Thus, the information presented is not particularly relevant to predicting the Corporation's future earnings or cash flows.

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

14. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS

The carrying amounts for cash and cash equivalents approximate those assets' fair values.

INVESTMENT AND MORTGAGE-RELATED SECURITIES

Fair values for investment and mortgage-related securities are based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for residential mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for commercial real estate loans, rental property mortgage loans, commercial business loans and consumer and other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

ACCRUED INTEREST INCOME AND EXPENSE

The fair value of accrued interest income and expense approximates the respective book value.

FEDERAL HOME LOAN BANK STOCK

FHLB stock is carried at cost which is its redeemable value since the market for this stock is restricted.

DEPOSITS

The fair values disclosed for non-interest-bearing checking accounts, negotiable order of withdrawal accounts, passbook accounts and savings deposits and money market

       Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

14. FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

investment accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed term certificate accounts approximate their fair values at the reporting date. The fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

BORROWINGS

The fair values of the Corporation's borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

OFF-BALANCE-SHEET INSTRUMENTS

Fair values for the Corporation's off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the counterparties' credit standing and discounted cash flow analyses. The fair value of these off-balance-sheet items approximates the recorded amounts of the related fees and is not material at December 31, 2000 or 1999.

The carrying amounts and fair values of the Corporation's financial instruments consist of the following:

                                               DECEMBER 31, 2000          DECEMBER 31, 1999
                                          --------------------------  --------------------------
                                            Carrying                    Carrying
                                             Amount      Fair Value      Amount      Fair Value
                                          ------------  ------------  ------------  ------------

Cash and cash equivalents                 $     18,801  $     18,801  $     22,791  $     22,791
Securities available-for-sale:
   Investment securities                        28,525        28,525        32,787        32,787
   Mortgage-related securities                  33,087        33,087        33,342        33,342
Loans receivable                               434,056       433,813       363,435       365,206
Accrued interest receivable                      3,065         3,065         2,426         2,426
Federal Home Loan Bank stock                     3,002         3,002         2,511         2,511
Deposits                                       401,836       402,259       377,333       377,039
Accrued interest payable                           872           872           777           777
Borrowings                                      88,415        88,194        53,398        53,337

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

15. SUBSEQUENT EVENT

On December 31, 2000, the Company had an outstanding agreement to merge with CBOC, Inc. (CBOC). The transaction is to be accounted for as a pooling of interests. The merger became effective on January 16, 2001.

At December 31, 2000, CBOC had total assets of $62,612 and stockholder's equity of $5,714. CBOC's net income for 2000 was $528 and earnings per share was $6.60.

16. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION

                                                                      DECEMBER 31
STATEMENTS OF FINANCIAL CONDITION                                 2000           1999
                                                              ------------   ------------

ASSETS
Cash and cash equivalents                                     $        346   $        736
Loans receivable                                                       311            406
Investment in subsidiaries                                          44,521         38,340
Premises and equipment                                                 352          1,473
Other assets                                                         1,492          1,148
                                                              ------------   ------------
Total assets                                                  $     47,022   $     42,103
                                                              ============   ============

LIABILITIES
Other liabilities                                             $      1,534   $      1,677
Borrowings                                                           2,712             --
                                                              ------------   ------------
Total liabilities                                                    4,246          1,677

STOCKHOLDERS' EQUITY
Common stock                                                         2,128          2,128
Additional paid-in capital                                          13,857         13,945
Unrealized gain (loss) on available for sale securities               (314)        (1,397)
Retained earnings                                                   29,314         26,434
Treasury stock                                                      (2,209)          (684)
                                                              ------------   ------------
Total stockholders' equity                                          42,776         40,426
                                                              ------------   ------------
Total liabilities and stockholders' equity                    $     47,022   $     42,103
                                                              ============   ============

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

16. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                   YEAR ENDED DECEMBER 31
                                                               2000         1999         1998
                                                            ----------   ----------   ----------
STATEMENTS OF INCOME

Income:
   Interest on loans, including fees                        $       28   $       30   $       --
   Dividends from subsidiaries                                   2,227        1,708        4,783
   Other                                                         1,954        1,733        1,227
                                                            ----------   ----------   ----------
                                                                 4,209        3,471        6,010
Expenses:
   Salaries and employee benefits                                2,696        2,004        1,511
   Occupancy                                                       771          564          476
   Interest                                                        220           65           12
   Other                                                           882        1,089          517
                                                            ----------   ----------   ----------
                                                                 4,569        3,722        2,516
                                                            ----------   ----------   ----------
Income (loss) before income tax benefit and equity in
   undistributed net income of subsidiaries                       (360)        (251)       3,494
Income tax benefit                                                 831          534          448
                                                            ----------   ----------   ----------
Income before equity in undistributed net income
   of subsidiaries
                                                                   471          283        3,942
Equity in undistributed net income of subsidiaries               3,769        3,120          (92)
                                                            ----------   ----------   ----------
Net income                                                  $    4,240   $    3,403   $    3,850
                                                            ==========   ==========   ==========

        Merchants and Manufacturers Bancorporation, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements
              (Dollars in thousands, except for share information)

16. MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. AND SUBSIDIARIES PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                     YEAR ENDED DECEMBER 31
                                                                 2000         1999         1998
                                                              ----------   ----------   ----------
CONDENSED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES
Net income                                                    $    4,240   $    3,403   $    3,850
Adjustments to reconcile net income to net cash
   provided (used) by operating activities:
      Equity in undistributed net income of subsidiaries          (3,769)      (3,120)          92
      Provision for depreciation                                      94          143          153
      Gain on sale of premises                                      (153)
      Other                                                       (1,954)         676           17
                                                              ----------   ----------   ----------
Net cash provided (used) by operating activities                  (1,542)       1,102        4,112

INVESTING ACTIVITIES
Net change in loans                                                   95         (406)          --
Proceeds from sales of premises                                    1,610        1,349           --
Purchases of equipment                                              (292)         (50)         (79)
                                                              ----------   ----------   ----------
Net cash provided (used) by investing activities                   1,413          893          (79)

FINANCING ACTIVITIES
Net increase (decrease) in notes payable                           2,712         (260)         260
Capital contribution to subsidiary                                                 --       (3,250)
Payment of cash dividends                                         (1,360)      (1,192)      (1,016)
Purchase of treasury stock                                        (1,715)        (181)        (845)
Proceeds from the sale of treasury stock                             125          131          110
Proceeds from issuance of common stock                               (23)         213          526
                                                              ----------   ----------   ----------
Net cash used by financing activities                               (261)      (1,289)      (4,215)
                                                              ----------   ----------   ----------
Increase (decrease) in cash and cash equivalents                    (390)         706         (182)
Cash and cash equivalents at beginning of year                       736           30          212
                                                              ----------   ----------   ----------
Cash and cash equivalents at end of year                      $      346   $      736   $       30
                                                              ==========   ==========   ==========

                               BOARDS OF DIRECTORS

           FRANKLIN STATE BANK                                  LINCOLN COMMUNITY BANK
Keith C. Winters                                      James A. Sass
   Chairman of the Board                                 Chairman of the Board

Thomas G. Loew                                        Conrad C. Kaminski
   Vice Chairman of the Board                            Vice Chairman of the Board

J. Michael Bartels                                    Robert J. Blonski
   President, Bartels Management Services, Inc.          President - M&M Services, Inc.

James F. Bomberg                                      James F. Bomberg
   President, M&M Bancorp                                President, M&M Bancorp

Donna L. Kleinschmidt                                 Maria Monreal-Cameron
   President and Chief Executive Officer                Exec. Director Hispanic Chamber of Commerce

John P. Klose                                         Duane P. Cherek
   Realtor, Dwyer/Klose Realty                           President, Cherek Lincoln-Mercury, Inc.

Gary J. Krawczyk                                      Robert V. Donaj
   Attorney, Krawczyk & Duginski, S.C.                   Senior Vice President - M&M Bancorp

Michael J. Murry                                      Frank Janiszewski
   Chairman of the Board, M&M Bancorp                    Superior Die Set Corporation

Gervase R. Rose                                       David A. Kaczynski
   President, Roman Electric Co.                         President, Cardinal Fabricating Corporation

Thomas J. Sheehan                                     John M. Krawczyk
   President, Grafton State Bank                         Executive Vice President - M&M Bancorp

                                                      Mary Jo Krawczyk
                                                         President and Chief Executive Officer

                                                      Michael J. Murry
                                                         Chairman of the Board, M&M Bancorp

                                                      Steven Sass
                                                         Sass Funeral Homes, Inc.

                                                      Thomas J. Sheehan
                                                         President, Grafton State Bank

                               BOARDS OF DIRECTORS

           FRANKLIN STATE BANK                                  LINCOLN COMMUNITY BANK
Keith C. Winters                                      James A. Sass
   Chairman of the Board                                 Chairman of the Board

Thomas G. Loew                                        Conrad C. Kaminski
   Vice Chairman of the Board                            Vice Chairman of the Board

J. Michael Bartels                                    Robert J. Blonski
   President, Bartels Management Services, Inc.          President - M&M Services, Inc.

James F. Bomberg                                      James F. Bomberg
   President, M&M Bancorp                                President, M&M Bancorp

Donna L. Kleinschmidt                                 Maria Monreal-Cameron
   President and Chief Executive Officer                Exec. Director Hispanic Chamber of Commerce

John P. Klose                                         Duane P. Cherek
   Realtor, Dwyer/Klose Realty                           President, Cherek Lincoln-Mercury, Inc.

Gary J. Krawczyk                                      Robert V. Donaj
   Attorney, Krawczyk & Duginski, S.C.                   Senior Vice President - M&M Bancorp

Michael J. Murry                                      Frank Janiszewski
   Chairman of the Board, M&M Bancorp                    Superior Die Set Corporation

Gervase R. Rose                                       David A. Kaczynski
   President, Roman Electric Co.                         President, Cardinal Fabricating Corporation

Thomas J. Sheehan                                     John M. Krawczyk
   President, Grafton State Bank                         Executive Vice President - M&M Bancorp

                                                      Mary Jo Krawczyk
                                                         President and Chief Executive Officer

                                                      Michael J. Murry
                                                         Chairman of the Board, M&M Bancorp

                                                      Steven Sass
                                                         Sass Funeral Homes, Inc.

                                                      Thomas J. Sheehan
                                                         President, Grafton State Bank

                               BOARDS OF DIRECTORS

                  GRAFTON STATE BANK                              M&M SERVICES, INC.

Thomas J. Sheehan                                     Michael J. Murry
   President & Chairman of the Board of Directors        Chairman of the Board

Richard L. Belling                                    Robert J. Blonski
   Vice President - Grafton State Bank                   President & Chief Executive Officer

Thomas N. Holton                                      Duane P. Cherek
   President, Holton Brothers, Inc.                      President, Cherek Lincoln-Mercury, Inc.

James F. Kacmarcik                                    Michael J. Duginski
   President, Kapco, Inc.                                Attorney, Krawczyk & Duginski, S.C.

Richard A. Kranitz                                    Gary J. Krawczyk
   Attorney, Kranitz & Philipp                           Attorney, Krawczyk & Duginski, S.C.

Michael J. Murry
   Chairman of the Board, M&M Bancorp                     LINCOLN NEIGHBORHOOD REDEVELOPMENT CORP

Jerome T. Sarnowski                                   Perfecto Rivera
   Vishay Cera-Mite Corporation                          Director and Chairman of the Board

                                                      Richard W. Heine
             COMMUNITY BANK OF OCONTO COUNTY             Director and President

Thomas C. Ebenreiter                                  Robert J. Blonski
   President & Chairman of the Board of Directors         Director and Vice Chairman of the Board

Donald Bartels                                        James Bomberg
   Retired Businessman                                   Director and Secretary

Rodney T. Goodell                                     Thomas G. Loew
   Retired Businessmen                                   Director and Vice President

Michael T. Judge                                      Michael J. Murry
   Attorney, Judge & Krzewinski, S.C.                    Director and Treasurer

Richard J. Pamperin                                   Robert Nicol
   President, Premier Community Bank                     Director

Donald Peterson
   Automobile Dealer

James M. Sharpe
   Owner, Assisted Living Center

Michael M. Staszak
   Retired Insurance Executive

Everett L. Yoap
   Auctioneer

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

         The stock of the Corporation is not listed on any stock exchange or quoted on the National Association of Securities Dealers Quotation Automated Quotation System. The Corporation's stock has been quoted on "Pink Sheets", an inter-broker quotation medium, since April 1993, and in the Over The Counter Bulletin Board, an electronic quotation service. Robert W. Baird & Co., Incorporated, a regional securities and investment banking firm headquartered in Milwaukee, Wisconsin, and Howe Barnes Investments, Incorporated, headquartered in Chicago, Illinois, act as the market makers for the Corporation's stock. The Corporation's stock is quoted in the "Other Stocks" section of the Milwaukee Journal/Sentinel. The Corporation's common stock trading symbol is "MMBI."

         The following table sets forth the quarterly high and low bid prices for the period indicated.

                                     Quotation or Price
Quarter Ended                     Low Bid       High Bid
--------------------            ------------  ------------
March 31, 1999                  $      38.00  $      43.00
June 30, 1999                          41.50         43.00
September 30, 1999                     41.00         44.00
December 31, 1999                      35.50         42.50

MARCH 31, 2000                  $      34.00  $      38.50
JUNE 30, 2000                          35.00         38.00
SEPTEMBER 30, 2000                     28.38         34.50
DECEMBER 31, 2000                      23.13         29.75

         The approximate number of holders of record of the Corporation's common stock is 698 as of December 31, 2000.

         Holders of the Corporation's stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors from funds legally available for such payments. The Corporation's ability to pay cash dividends is dependent primarily on the ability of its subsidiaries to pay dividends to the Corporation. The ability of each subsidiary to pay dividends depends on its earnings and financial condition and on compliance with banking statutes and regulations.

         Quarterly dividends for the years ended December 31, 2000 and 1999 are shown in Item 6 "Selected Financial Data."



         FINANCIAL INFORMATION                           TRANSFER AGENT

         James C. Mroczkowski                          Firstar Bank, N.A.
   Executive Vice President & Chief                 Corporate Trust Services
          Financial Officer                       1555 North RiverCenter Drive
       Merchants & Manufacturers                   Milwaukee, Wisconsin 53212
         Bancorporation, Inc.                            (414) 276-3737
      14100 West National Avenue                         (800) 637-7549
            P.O. Box 511160
      New Berlin, Wisconsin 53151
            (262) 827-6713